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                                                                   EXHIBIT 10.32

                                                                  EXECUTION COPY

                     $11,000,000.00 REVOLVING LOAN FACILITY

                     REVOLVING CREDIT AND SECURITY AGREEMENT

                                     BETWEEN

                                REDENVELOPE, INC.

                                   AS BORROWER

                                       AND

                           CAPITALSOURCE FINANCE LLC,
                               AS AGENT AND LENDER

                                   DATED AS OF
                                  JUNE 13, 2003

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                     REVOLVING CREDIT AND SECURITY AGREEMENT

                                TABLE OF CONTENTS

                                                                                                                     PAGE
         REVOLVING CREDIT AND SECURITY AGREEMENT...........................................................            1

I.       DEFINITIONS.......................................................................................            1
         1.1         General Terms.........................................................................            1

II.      LOANS, PAYMENT AND INTEREST; COLLATERAL...........................................................            1
         2.1         The Revolving Facility................................................................            1
         2.2         The Notes; Maturity...................................................................            2
         2.3         Interest on the Notes.................................................................            2
         2.4         Facility Disbursements; Requirement to Deliver Borrowing Certificate..................            3
         2.5         Collections; Repayment; Borrowing and Lockbox.........................................            3
         2.6         Intentionally Omitted.................................................................            4
         2.7         Intentionally Omitted.................................................................            4
         2.8         Intentionally Omitted.................................................................            4
         2.9         Promise to Pay; Manner of Payment.....................................................            4
         2.10        Repayment of Excess Advances..........................................................            5
         2.11        Other Mandatory Prepayments...........................................................            5
         2.12        Payments by Agent.....................................................................            5
         2.13        Grant of Security Interest; Collateral................................................            6
         2.14        Collateral Administration.............................................................            7
         2.15        Power of Attorney.....................................................................            8
         2.16        Notes; Replacement Notes..............................................................            8

III.     FEES AND OTHER CHARGES............................................................................            8
         3.1         Commitment Fee........................................................................            8
         3.2         Unused Line Fee.......................................................................            9
         3.3         Seasonal Fees.........................................................................            9
         3.4         Early Termination Fee.................................................................            9
         3.5         Computation of Fees; Lawful Limits....................................................            9
         3.6         Default Rate of Interest..............................................................           10

IV.      CONDITIONS PRECEDENT..............................................................................           10
         4.1         Conditions to Initial Advance and Closing.............................................           10
         4.2         Conditions to Each Advance............................................................           12

V.       REPRESENTATIONS AND WARRANTIES....................................................................           13
         5.1         Organization and Authority............................................................           13
         5.2         Loan Documents........................................................................           13
         5.3         Subsidiaries, Capitalization and Ownership Interests..................................           13
         5.4         Properties............................................................................           14
         5.5         Other Agreements......................................................................           14
         5.6         Litigation............................................................................           14
         5.7         Hazardous Materials...................................................................           15
         5.8         Tax Returns; Governmental Reports.....................................................           15
         5.9         Financial Statements and Reports......................................................           15
         5.10        Compliance with Law; Business.........................................................           15

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
         5.11        Intellectual Property; Infrastructure.................................................           16
         5.12        Licenses and Permits; Labor...........................................................           16
         5.13        No Default; Solvency..................................................................           17
         5.14        Disclosure............................................................................           17
         5.15        Existing Indebtedness; Investments, Guarantees and Certain Contracts..................           17
         5.16        Affiliated Agreements.................................................................           17
         5.17        Insurance.............................................................................           18
         5.18        Names and Offices, Records and Collateral; Deposit Accounts and Investment
                     Property..............................................................................           18
         5.19        Non-Subordination.....................................................................           18
         5.20        Inventory.............................................................................           18
         5.21        Legal Investments.....................................................................           18
         5.23        Survival..............................................................................           18
         5.24        Broker's or Finder's Commissions......................................................           19

VI.      AFFIRMATIVE COVENANTS.............................................................................           19
         6.1         Financial Statements, Reports and Other Information...................................           19
         6.2         Payment of Obligations................................................................           22
         6.3         Conduct of Business and Maintenance of Existence and Assets...........................           22
         6.4         Compliance with Legal and Other Obligations...........................................           22
         6.5         Insurance.............................................................................           23
         6.6         True Books............................................................................           23
         6.7         Inspection; Periodic Audits; Appraisals...............................................           24
         6.8         Further Assurances; Post Closing......................................................           24
         6.9         Payment of Indebtedness...............................................................           25
         6.10        Lien Releases.........................................................................           25
         6.11        Use of Proceeds.......................................................................           25
         6.12        Collateral Documents; Security Interest in Collateral.................................           25
         6.13        Taxes and Other Charges...............................................................           26
         6.14        Inventory.............................................................................           27

VII.     NEGATIVE COVENANTS................................................................................           27
         7.1         Financial Covenants...................................................................           27
         7.2         Indebtedness..........................................................................           27
         7.3         Liens.................................................................................           28
         7.4         Investments; Investment Property; New Facilities or Collateral; Subsidiaries..........           28
         7.5         Dividends; Redemptions; Equity........................................................           29
         7.6         Transactions with Affiliates..........................................................           29
         7.7         Charter Documents and Material Agreements; Fiscal Year; Dissolution; Use of
                     Proceeds; Insurance Policies; Disposition of Collateral; Taxes; Trade Names...........           30
         7.8         Transfer of Assets....................................................................           31
         7.9         Contingent Obligations and Risks......................................................           31
         7.10        Truth of Statements...................................................................           31
         7.11        Real Property; Negative Pledge........................................................           31

VIII.    EVENTS OF DEFAULT.................................................................................           31

IX.      RIGHTS AND REMEDIES AFTER DEFAULT.................................................................           34
         9.1         Rights and Remedies...................................................................           34
         9.2         Application of Proceeds...............................................................           35
         9.3         Rights to Appoint Receiver............................................................           35
         9.4         Attorney in Fact......................................................................           36

                                       ii

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
         9.5         Blocked Accounts......................................................................           36
         9.6         Rights and Remedies not Exclusive.....................................................           36

X.       WAIVERS AND JUDICIAL PROCEEDINGS..................................................................           36
         10.1        Waivers...............................................................................           36
         10.2        Delay; No Waiver of Defaults..........................................................           36
         10.3        Jury Waiver...........................................................................           37
         10.4        Amendment and Waivers.................................................................           37

XI.      EFFECTIVE DATE AND TERMINATION....................................................................           38
         11.1        Effectiveness and Termination.........................................................           38
         11.2        Survival..............................................................................           39

XII.     AGENCY PROVISIONS.................................................................................           39
         12.1        Agent.................................................................................           39
         12.2        Consents..............................................................................           43
         12.3        Set Off and Sharing of Payments.......................................................           43
         12.4        Disbursement of Funds.................................................................           44
         12.5        Settlements; Payments and Information.................................................           44
         12.6        Dissemination of Information..........................................................           45

XII.     MISCELLANEOUS.....................................................................................           45
         13.1        Governing Law; Jurisdiction; Service of Process; Venue................................           46
         13.2        Successors and Assigns; Assignments and Participations................................           46
         13.3        Application of Payments; Release of Collateral........................................           48
         13.4        Indemnity.............................................................................           49
         13.5        Notice................................................................................           49
         13.6        Severability; Captions; Counterparts; Facsimile Signatures............................           50
         13.7        Expenses..............................................................................           50
         13.8        Entire Agreement......................................................................           50
         13.9        Approvals and Duties..................................................................           51

                                       iii

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                                                                  EXECUTION COPY

                     REVOLVING CREDIT AND SECURITY AGREEMENT

                  THIS REVOLVING CREDIT AND SECURITY AGREEMENT (the "AGREEMENT") dated as of June 13, 2003, is entered into by and between REDENVELOPE, INC., a Delaware corporation ("BORROWER"), CAPITALSOURCE FINANCE LLC, a Delaware limited liability company ("CAPITALSOURCE"), as administrative, payment and collateral agent for Lenders (in such capacities, the "AGENT"), and the Lenders.

                  WHEREAS, Borrower has requested that Lenders make available to Borrower a revolving credit facility (the "REVOLVING FACILITY") in a maximum principal amount at any time outstanding of up to Eleven Million Dollars ($11,000,000.00) (the "FACILITY CAP"), the proceeds of which shall be used by Borrower for refinancing Borrower's existing obligations and indebtedness and working capital needs of Borrower in connection with its catalog and online retailing business (the "BUSINESS");

                  WHEREAS, Lenders are willing to make the Revolving Facility available to Borrower upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower, Agent and Lenders hereby agree as follows:

I.       DEFINITIONS

1.1      GENERAL TERMS

                  For purposes of the Loan Documents and all Annexes thereto, in addition to the definitions above and elsewhere in this Agreement or the other Loan Documents, the terms listed in Appendix A hereto shall have the meanings given such terms in Appendix A, which is incorporated herein and made a part hereof. All capitalized terms used which are not specifically defined shall have meanings provided in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein. Unless otherwise specified herein or in Appendix A, this Agreement and any agreement or contract referred to herein or in Appendix A shall mean such agreement as modified, amended or supplemented from time to time. Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in Appendix A or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP.

II.      LOANS, PAYMENT AND INTEREST; COLLATERAL

2.1      THE REVOLVING FACILITY

                  Subject to the provisions of this Agreement, each Lender agrees to make available its Pro Rata Share of Advances to Borrower under the Revolving Facility from time to time during the Term; provided, that (a) the Pro Rata Share of the Advances of any Lender shall not at any time exceed its separate Commitment, and (b) the aggregate amount of all Advances at any time outstanding under the Revolving Facility shall not exceed the lesser of (i) the Facility Cap and (ii) the then applicable Availability. The obligations of Lenders hereunder shall be several and not joint or joint and several up to the amount of the Commitments. The Revolving Facility is a revolving credit facility, which may be drawn, repaid and redrawn, from time to time as permitted under this Agreement; provided, however, that during the period beginning on December 1st of each calendar year and ending on December 31st of each calendar year, Borrower shall repay in full all Advances and other outstanding Obligations (i.e., on one of the Business Days during such period each year, Borrower must repay in full all Advances and other outstanding Obligations so that the balance of all Obligations and Advances shall be zero), and for ninety (90) consecutive days after the date of such repayment (the "CLEAN-UP PERIOD") no Advances, Obligations or other amounts shall be, or shall be permitted to be, outstanding under the Revolving Facility or the Loan Documents. Any determination as to whether there is Availability for requested Advances shall be made by Agent in its Permitted Discretion and shall be final and binding on Borrower. Unless otherwise permitted by Agent, each Advance shall be in an amount of at least $100,000. Subject to the provisions of this Agreement and so long as the Clean-up Period is not in effect and no Default or Event of Default shall have occurred and be continuing or would result therefrom, Borrower may request Advances under the Revolving Facility up to and including the value in U.S. dollars, of (A) (I) from January 1 through August 31 of each calendar year and from December 1 through December 31 of each calendar year, an amount equal to the then-applicable Base Advance Rate multiplied by the Value of Eligible Inventory, (II) from October 1 through November 30 of each calendar year and from September 1 through September 30, 2005, an amount equal to the then-applicable Seasonal Advance Rate multiplied by the Value of Eligible Inventory, and (III) from September 1 through September 30, 2003 and from September 1 through September 30, 2004, an amount equal to the Enhanced September Advance Rate multiplied by the Value of Eligible Inventory, minus, in all cases, (B) if applicable, amounts reserved pursuant to this Agreement (such aggregate calculated amount being referred to herein as the "AVAILABILITY"). Advances under the Revolving Facility shall be made automatically for the payment of interest on the Notes and other Obligations on the date when due to the extent available and as provided for herein. Borrower may not at any time increase, reduce or otherwise adjust the Facility Cap without the prior written consent of Agent in Agent's sole and absolute discretion. Agent shall have the right to establish and readjust from time to time, in its Permitted Discretion, reserves, which reserves shall have the effect of reducing the amounts otherwise eligible to be disbursed to Borrower under the Revolving Facility pursuant to this Agreement.

2.2      THE NOTES; MATURITY

                  All Advances under the Revolving Facility shall be evidenced by the Notes, payable to the order of each Lender in the principal amount of the Commitment of such Lender, duly executed and delivered by Borrower. The Notes shall evidence the aggregate Indebtedness of Borrower to Lenders resulting from Advances under the Revolving Facility from time to time. Each Lender hereby is authorized, but is not obligated, to enter the amount of such Lender's Pro Rata Share of each Advance under the Revolving Facility, and the amount of each payment or prepayment of principal or interest thereon in the appropriate spaces on the reverse of or on an attachment to such Lender's Note. Agent will account to Borrower monthly with a statement of Advances under the Revolving Facility and charges and payments made pursuant to this Agreement, and in the absence of manifest error, such accounting rendered by Agent shall be deemed final, binding and conclusive unless Agent is notified by Borrower in writing to the contrary within 30 calendar days of Receipt of each accounting, which notice shall be deemed an objection only to items specifically objected to therein. All amounts outstanding under the Notes and other Obligations under the Revolving Facility shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date.

2.3      INTEREST ON THE NOTES

                  Interest on outstanding Advances under the Notes shall be payable monthly in arrears and shall accrue on a daily basis at an annual rate equal to the Applicable Rate, in each case calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. Interest accrued on each Advance under the Notes shall be due and payable on the first calendar day of each calendar month commencing July 1, 2003 and continuing until the later of the expiration of the Term and the full performance and indefeasible payment in full in cash of the Obligations and termination of this Agreement.

2.4      FACILITY DISBURSEMENTS; REQUIREMENT TO DELIVER BORROWING CERTIFICATE

                  So long as the Clean-up Period is not in effect and no Default or Event of Default shall have occurred and be continuing or would result therefrom, Borrower may give Agent irrevocable written notice requesting an Advance under the Revolving Facility by delivering to Agent not later than 1:00 p.m. (New York City time) at least one (1) but not more than five (5) Business Days before the proposed borrowing date of such requested Advance (the "BORROWING DATE"), a completed Borrowing Certificate requesting such Advance accompanied by relevant supporting documentation satisfactory to Agent in its Permitted Discretion, which shall (a) specify the proposed Borrowing Date of such Advance which shall be a Business Day, (b) specify the principal amount of such requested Advance, and (c) certify the matters contained in Sections 4.2(b)-(e) and, to the extent applicable, provide calculations evidencing satisfaction of the conditions set forth in Section 4.2. Each time a request for an Advance is made, Borrower shall deliver to Agent a Borrowing Certificate. Notwithstanding the provisions of the Weekly Borrowing Certificates and Monthly Borrowing Certificates, (i) from January 1 through June 30 of each year, Eligible Inventory is only required to be computed on a monthly basis based on the most recent Monthly Borrowing Certificate submitted or, if such Monthly Borrowing Certificate was not timely submitted, as determined by Agent in its Permitted Discretion, and (ii) from July 1 through December 31 of each year, the Value of Eligible Inventory is only required to be computed on a weekly basis based on the most recent Weekly Borrowing Certificate submitted or, if such Weekly Borrowing Certificate was not timely submitted, as determined by Agent in its Permitted Discretion. In addition, Borrower shall deliver to Agent a Weekly Borrowing Certificate or Monthly Borrowing Certificate, as applicable, as required pursuant to Section 6.1(b) of this Agreement. On each Borrowing Date, Borrower irrevocably authorizes Agent and Lenders to disburse the proceeds of the requested Advance to the applicable account(s) of Borrower specified in the applicable Borrowing Certificate, each of which accounts shall constitute one or more of the Borrower's accounts set forth on Schedule 2.4, in all cases for credit to Borrower (or to such other account as to which the Borrower shall instruct Agent in writing) via Federal funds wire transfer no later than 4:00 p.m. (New York City time). Notwithstanding anything to the contrary in any Loan Document, Agent and Lenders shall be entitled to rely on the authority of any officer of Borrower for communications with and instructions from Borrower until Agent has actually received written notice from Borrower that such officer no longer has such authority.

2.5      COLLECTIONS; REPAYMENT; BORROWING AND LOCKBOX

                  If required by Agent in its Permitted Discretion, Borrower shall maintain a lockbox together with a blocked account (individually and collectively, the "BLOCKED ACCOUNT") with such banks as are acceptable to Agent in its Permitted Discretion (each, a "BLOCKED ACCOUNT BANK"), and shall execute with each Blocked Account Bank one or more agreements acceptable to Agent in its Permitted Discretion (individually and collectively, the "BLOCKED ACCOUNT AGREEMENT"), and such other agreements related thereto as Agent may require in its Permitted Discretion. If requested by Agent in its Permitted Discretion, Borrower shall ensure that all collections of its Accounts and all proceeds of Inventory and all other cash payments received by Borrower (other than direct proceeds of sales of Permitted Securities) are paid and delivered only into the Blocked Account. The Blocked Account Agreements shall provide that the Blocked Account Banks immediately will transfer all funds paid into the Blocked Accounts into a depository account or accounts maintained by Agent or an Affiliate of Agent at such bank as Agent may communicate to Borrower from time to time (the "CONCENTRATION ACCOUNT"). Borrower at all times shall ensure that the proceeds of credit card payments from each credit card processor which processes credit card payments made by Borrower's customers immediately be transferred on a daily basis into the Concentration Account or Blocked Account, as determined by Agent. Notwithstanding and without limiting any other provision of any Loan Document, Agent shall have the right to apply, on a daily basis, all funds transferred into the Concentration Account pursuant to the Blocked Account Agreement and this Section 2.5 to the payment of the Loans together with accrued interest thereon and all other Obligations, such payment to be applied first, to all then unpaid fees and expenses; second, to all accrued and unpaid interest on the Loans at the Higher Applicable Rate; third, to all accrued and unpaid interest on the Loans at the Base Applicable Rate; fourth, to the principal amount of the Loans accruing interest at the Higher Applicable Rate; and fifth, to the principal amount of the Loans accruing interest at the Base Applicable Rate, in each case at such time and in such manner as Agent shall decide in its Permitted Discretion. To the extent that any proceeds of Accounts of Borrower, proceeds of Borrower's Inventory or any other cash payments received by Borrower (other than direct proceeds of sales of Permitted Securities) or proceeds of credit card payments are not sent directly to the Blocked Account or Concentration Account, as determined by Agent, but are received by Borrower or any of its Affiliates, such collections and proceeds shall be held in trust for the benefit of Agent and Lenders and immediately remitted (and in any event within five (5) calendar days), in the form received, to the Blocked Account for immediate transfer to the Concentration Account. Borrower acknowledges and agrees that compliance with the terms of this Section 2.5 is an essential term of this Agreement, and that nothing shall prevent Agent from considering any failure to comply with the terms of this Section 2.5 to be an Event of Default or from taking any action or exercising any right or remedy available to Agent or any Lender with respect to any Event of Default. All funds transferred to the Concentration Account for application to the Obligations under the Revolving Facility shall be applied to reduce the Obligations under the Revolving Facility, but for purposes of calculating interest hereunder, shall be subject to a two (2) Business Day clearance period. If as a result of collections of Accounts, proceeds of Inventory and/or any other cash payments received by Borrower (other than direct proceeds of sales of Permitted Securities) pursuant to this Section 2.5 a credit balance exists with respect to the Concentration Account, such credit balance shall not accrue interest in favor of Borrower but shall be available to Borrower upon written request in accordance with the terms of this Agreement. If applicable, at any time prior to the execution of all or any of the Blocked Account Agreements and operation of the Blocked Account, Borrower and its Affiliates shall direct all collections or proceeds they receive on Accounts or Inventory or from other Collateral or any other cash payments (other than direct proceeds of sales of Permitted Securities) received by Borrower or such Affiliate, as applicable, to the accounts(s) and in the manner specified by Agent in its Permitted Discretion.

2.6      INTENTIONALLY OMITTED.

2.7      INTENTIONALLY OMITTED.

2.8      INTENTIONALLY OMITTED.

2.9      PROMISE TO PAY; MANNER OF PAYMENT

                  Borrower absolutely and unconditionally promises to pay when due and payable hereunder, principal, interest and all other amounts and Obligations payable hereunder or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, or defense for any reason and notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements. Any payments made by Borrower (other than payments automatically paid through Advances under the Revolving Facility as provided herein), shall be made only by wire transfer on the date when due, without offset, deduction, or counterclaim, in U.S. dollars, in immediately available funds to such account as may be indicated in writing by Agent to Borrower from time to time. Any such payment received after 2:00 p.m. (New York City time) on any date shall be deemed received on the following Business Day. Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and/or fees, as the case may be.

2.10     REPAYMENT OF EXCESS ADVANCES

                  Any balance of Advances under the Revolving Facility outstanding at any time in excess of the lesser of (a) the then applicable Availability and (b) the Facility Cap shall be due and payable by Borrower on demand on the first Business Day after such demand is made, at the Payment Office, whether or not a Default or Event of Default has occurred or is continuing and shall be paid in the manner specified in Section 2.9 and, notwithstanding any other provision of this Agreement, if not so paid shall be an Event of Default.

2.11     OTHER MANDATORY PREPAYMENTS

                  In addition to and without limiting any provision of any Loan
Document:

                  (a) if a Change of Control occurs, on or prior to the first Business Day following the date of such Change of Control, Borrower shall prepay the Loans and all other Obligations in full in cash together with accrued interest thereon to the date of prepayment and all other amounts owing to Agent and Lenders under the Loan Documents; and

                  (b) if Borrower, in any transaction or series of related transactions, (i) sells any of its material assets or other properties (other than sales of assets that are promptly (and in any event within 180 days) replaced with similar assets), (ii) sells or issues any equity securities or debt securities or incurs Indebtedness (provided, that the sale, issuance or incurrence of any Permitted Indebtedness or Permitted Securities shall not require mandatory payment pursuant hereto unless such sale, issuance or incurrence occurs after the occurrence and during the continuation of an Event of Default), (iii) receives any property damage insurance award or any other insurance proceeds of any kind which in the aggregate exceed $50,000 and are not used promptly after receipt and in any event within 180 days to repair or replace the property or assets covered thereby, or (iv) receives any life insurance proceeds which in the aggregate exceed $50,000, then it shall apply 100% (or such lesser amount as is required to indefeasibly pay in cash in full the Obligations) of the proceeds thereof (net of reasonable and customary costs and expenses of such sale and taxes payable in connection therewith) to the repayment of the Loans together with accrued interest thereon and all other Obligations, such payment to be applied first, to all then unpaid fees and expenses; second, to all accrued and unpaid interest on the Loans at the Higher Applicable Rate; third, to all accrued and unpaid interest on the Loans at the Base Applicable Rate; fourth, to the principal amount of the Loans accruing interest at the Higher Applicable Rate; and fifth, to the principal amount of the Loans accruing interest at the Base Applicable Rate, in each case at such time and in such manner as Agent shall decide in its Permitted Discretion.

2.12     PAYMENTS BY AGENT

                  Should any amount required to be paid under any Loan Document be unpaid beyond any applicable cure period, such amount may be paid by Agent, for the account of Lenders, which payment shall be deemed a request for an Advance under the Revolving Facility as of the date such payment is due, and Borrower irrevocably authorizes disbursement of any such funds to Agent, for the benefit of Lenders, by way of direct payment of the relevant amount, interest or Obligations, without necessity of any demand in accordance with Section 2.9 whether or not a Default or Event of Default has occurred or is continuing. No payment or prepayment of any amount by Agent, Lenders or any other Person shall entitle any Person to be subrogated to the rights of Agent and/or Lenders under any Loan Document unless and until the Obligations have been fully performed and paid indefeasibly in cash and this Agreement has been terminated. Any sums expended or amounts paid by Agent and/or Lenders as a result of Borrower's or any Guarantor's, if any, failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrower's account as an Advance under the Revolving Facility and added to the Obligations.

2.13     GRANT OF SECURITY INTEREST; COLLATERAL

                  (i) To secure the payment and performance of the Obligations, Borrower hereby grants to Agent, for the benefit of itself and the Lenders, a valid, perfected, continuing first priority (other than with respect to property or assets covered by Priority Permitted Liens) security interest in and Lien upon, and pledges to Agent, for the benefit of itself and the Lenders, all of its right, title and interest in and to and upon all of Borrower's real, tangible and intangible assets and property, now owned or hereafter acquired, including, without limitation, all of the following property and interests in property of Borrower:

                           (a)      all of Borrower's tangible and personal
property, including without limitation all present and future Goods, Inventory and Equipment (including items of equipment which are or become Fixtures), Software and Computer Hardware and Software, now owned or hereafter acquired and all of Borrower's real property, including leasehold interests, now owned or hereafter acquired;

                           (b)      all of Borrower's intangible personal
property, including without limitation all present and future Accounts, securities, Contract Rights, Permits, General Intangibles, Chattel Paper, Investment Property, Intellectual Property, Documents, Instruments, Deposit Accounts, Letter-of-Credit Rights and Supporting Obligations, rights to the payment of money or other forms of consideration of any kind, tax refunds, insurance proceeds (including, without limitation, proceeds of any life insurance policy), trademarks, tradenames, domain names, now owned or hereafter acquired, and all intangible and tangible personal property relating to or arising out of any of the foregoing;

                           (c)      all of Borrower's present and future
Government Contracts and rights thereunder and the related Government Accounts and proceeds thereof, now or hereafter owned or acquired by Borrower; provided, however, that Agent shall not have a security interest in any rights under any Government Contract of Borrower or in the related Government Account where the taking of such security interest would be a violation of an express prohibition contained in the Government Contract (for purposes of this limitation, the fact that a Government Contract is subject to, or otherwise refers to, Title 31,
Section 203 or Title 41, Section 15 of the United States Code shall not be deemed an express prohibition against assignment thereof) or is prohibited by applicable law; and

                           (d)      any and all additions and accessions to any
of the foregoing, and any and all replacements, products and proceeds (including insurance proceeds) of any of the foregoing.

                  (ii) Borrower has full right and power to grant to Agent, for the benefit of itself and the Lenders, a perfected, first priority (other than with respect to property or assets covered by Priority Permitted Liens) security interest and Lien in the Collateral pursuant to this Agreement, subject to the following sentence. Upon the execution and delivery of this Agreement, and upon the filing of the necessary financing statements and/or appropriate filings and/or delivery of the necessary certificates evidencing equity interests, control and/or possession, as applicable, without any further action, Agent, for the benefit of itself and the Lenders, will have a good, valid and first priority (other than with respect to property or assets covered by Priority Permitted Liens) and perfected Lien and security interest in the Collateral, not subject to any transfer or any other restrictions or Liens of any kind in favor of any other Person except for Permitted Liens. No financing statement relating to any of the Collateral is on file in any public office except those (a) on behalf of Agent, for the benefit of itself and the Lenders and/or (b) in connection with Permitted Liens. Borrower is not a party to any agreement, document or instrument that conflicts with this Section 2.13.

2.14     COLLATERAL ADMINISTRATION

                  (a) All Collateral (except Deposit Accounts and Collateral in the possession of Agent) will at all times be kept by Borrower at the locations set forth on Schedule 5.18B hereto unless in transit between such locations in the ordinary course of business, and shall not, without ten (10) Business Days prior written notice to Agent, be moved therefrom (other than to another such location), and in any case shall not be moved outside the continental United States. Whether or not an Event of Default has occurred, any of the Agent's officers, employees, representatives or agents shall have the right, at any time during normal business hours, and, if no Event of Default is then continuing, upon reasonable notice, in the name of Agent, any designee of Agent, or Borrower, to verify the validity, amount or any other matter relating to the Collateral, including, without limitation, in accordance with Section 6.7(b), periodic inventory appraisals; provided, however, that no such notice shall be required after the occurrence and during the continuation of an Event of Default. Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process or inventory appraisals. In addition to and notwithstanding any provision of any Loan Document, Agent shall have the right at all times after the occurrence and during the continuance of an Event of Default to notify Persons owing Accounts to Borrower that their Accounts have been assigned to Agent and to collect such Accounts directly in its own name and to charge collection costs and expenses, including reasonable attorney's fees, to Borrower.

                  (b) As and when determined by Agent in its Permitted Discretion, Agent will be entitled to perform the searches described in clauses
(i) and (ii) below against Borrower at Borrower's expense: (i) UCC searches with the Secretary of State and local filing offices of each jurisdiction where Borrower and any Guarantor, if any, is organized; and (ii) judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction searched under clause (i) above. Borrower shall only be required to pay for four
(4) such searches in any twelve-month period; provided, however, that no such limits shall apply if a Default or Event of Default has occurred and is continuing or Borrower has requested (i) Agent's or Lenders' consent or approval to some matter, or (ii) Agent or Lenders to take or refrain from taking any action.

                  (c) Upon Agent's request, Borrower shall promptly deliver to Agent all items for which Agent must receive possession to obtain a perfected Lien and security interest and all notes, certificates, and documents of title, Chattel Paper, warehouse receipts, Instruments, and any other similar Instruments constituting Collateral, in each case with a value, individually or in the aggregate, in excess of $25,000, in each case to the extent not already in the possession of Agent.

                  (d) Borrower shall keep accurate and complete records of the Collateral and all payments and collections thereon. If requested by Agent upon or at any time after the occurrence and during the continuation of an Event of Default, Borrower shall execute and deliver to Agent formal written assignments of all of its Accounts as Agent may request, including all Accounts created since the date of the last assignment, together with copies of claims, invoices and/or other information related thereto. To the extent that collections from such assigned Accounts exceed the amount of the Obligations, such excess amount shall not accrue interest in favor of Borrower but shall be available to Borrower upon written request in accordance with the terms of this Agreement.

                  (e) Borrower (i) shall provide prompt written notice to its current bank to transfer all items, collections and remittances to the Concentration Account, (ii) shall direct or shall have directed each Account Debtor to make payments to the appropriate Blocked Account, and Borrower hereby authorizes Agent and/or Lenders, upon any failure to send such directions within thirty (30) calendar days after the date of this Agreement or thirty
(30)calendar days after the Person becomes an Account Debtor, to send any and all similar notices and directions to such Account Debtors, and (iii) shall cause each credit card processor which processes credit card payments made by Borrower's customers to enter into Credit Card Processor Agreements, and Borrower hereby authorizes Agent and/or Lenders, upon any failure by Borrower to enter into any Credit Card Processor Agreements as required pursuant to this Agreement to send notices and directions to such credit card processors instructing them to make payment only to the Blocked Account or Concentration Account, as determined by Agent.

2.15     POWER OF ATTORNEY

         Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring Agent to act as such) with full power of substitution to do the following: (i) upon the occurrence and continuation of an Event of Default, endorse the name of any such Person upon any and all checks, drafts, money orders and other instruments for the payment of money that are payable to such Person and constitute collections on such Person's Accounts; (ii) execute and/or file in the name of Borrower any financing statements, amendments to financing statements, schedules to financing statements, releases or terminations thereof (and Borrower hereby waives any right to file any of the foregoing until the Obligations are indefeasibly paid in full in cash and this Agreement is terminated or with the prior written consent of Agent in its Permitted Discretion), (iii) execute and/or file in the name of the Borrower assignments, instruments, documents, schedules, and statements that it is obligated to give Agent under any of the Loan Documents (to the extent Borrower fails to so execute and/or file any of the foregoing within two (2) Business Days of Agent's request or the time when Borrower is otherwise obligated to do so); and (iv) do such other and further acts and deeds in the name of Borrower that Agent may deem necessary in its Permitted Discretion to enforce, make, create, maintain, continue or perfect Agent's, for the benefit of itself and Lenders, security interest or lien or rights in any Collateral. In addition, if Borrower breaches its obligation hereunder to direct payments of Accounts or the proceeds of any other Collateral to the appropriate Blocked Account, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for such Person pursuant to this paragraph, may, by the signature or other act of any of Agent's officers or authorized signatories (without requiring any of them to do so), direct any federal, state or private payor or fiscal intermediary to pay proceeds of Accounts or any other Collateral to the appropriate Blocked Account.

2.16     NOTES; REPLACEMENT NOTES

         Upon Agent's or any Lender's request, and in any event within three (3) Business Days of any such request, Borrower shall execute and deliver to Agent new Notes and/or divide and/or split the Notes in exchange for the then existing Notes in such smaller amounts or denominations as Agent or such Lender shall specify in its respective sole discretion, provided that the aggregate principal amount of such new Notes does not exceed the aggregate principal amount of the Notes outstanding at the time such request is made, and provided further that Agent shall use its commercially reasonable efforts to return all superseded Notes to Borrower stamped "cancelled" within thirty (30) calendar days of receipt of the new Notes. Upon receipt of evidence reasonably satisfactory to Borrower of the mutilation, destruction, loss or theft of any Notes and the ownership thereof, Borrower shall, upon the written request of the holder of such Notes, execute and deliver in replacement thereof new Notes in the same form, in the same original principal amount and dated the same date as the Notes so mutilated, destroyed, lost or stolen; and such Notes so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Notes being replaced have been mutilated, they shall be surrendered to Borrower after Agent's receipt of the replacement Notes; and if such replaced Notes have been destroyed, lost or stolen, such holder shall furnish Borrower with an indemnity in writing reasonably acceptable to Borrower to save it harmless in respect of such replaced Notes.

III.     FEES AND OTHER CHARGES

3.1      COMMITMENT FEE

                  On the Closing Date, Borrower shall pay to Agent, for the ratable benefit of Lenders, $[*] as a nonrefundable commitment fee.

* Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

3.2      UNUSED LINE FEE

                  Borrower shall pay to Agent, for the ratable benefit of Lenders, an unused line fee (the "UNUSED LINE FEE") in an amount equal to 0.375% (per annum) of the difference derived by subtracting (a) the daily average amount of the balances under the Revolving Facility outstanding during the preceding month from (b) the Facility Cap. The Unused Line Fee shall be payable monthly in arrears on the first day of each successive calendar month.

3.3      SEASONAL FEES

                  Borrower shall pay to Agent (i) $[*] if at any time during the month of September 2003 there are Advances outstanding in an amount in excess of the Regular September Availability, and (ii) $[*] if at any time during the month of September 2004 there are Advances outstanding in an amount in excess of the Regular September Availability. Each such fee shall be payable only once during each of the above-referenced months and shall be due on the first Business Day after the first date on which Advances in such month are in excess of the Regular September Availability.

3.4      EARLY TERMINATION FEE

                  If (i) Borrower terminates this Agreement under Section 11.1 hereof, (ii) Agent or any Lender terminates this Agreement or its commitments hereunder contemporaneously with or after demand or acceleration of the Obligations in accordance with this Agreement or otherwise, (iii) any other termination of this Agreement and/or final payment of the Obligations occurs, whether by virtue of Agent's exercising its right of set-off or otherwise, or
(iv) any automatic acceleration of the Obligations or cessation of lending on account of or during or payment or reduction of any outstanding Loan or Obligations is made on account of or during a bankruptcy, reorganization or other proceeding or liquidation or pursuant to any Debtor Relief Law (each, a "TERMINATION"), then, at the effective date of any such Termination, Borrower shall pay Agent, for the ratable benefit of Lenders (in addition to the then outstanding principal, accrued interest and other Obligations owing pursuant to the terms of this Agreement and any other Loan Document), as yield maintenance for the loss of bargain and not as a penalty, an amount equal to the Termination Fee.

3.5      COMPUTATION OF FEES; LAWFUL LIMITS

                  All fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed in each calculation period, as applicable. In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Agent, for the benefit of Lenders, for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Agent or Lenders shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Agent and Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate. The terms and provisions of this Section 3.5 shall control to the extent any other provision of any Loan Document is inconsistent herewith.

* Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

3.6      DEFAULT RATE OF INTEREST

                  Upon the occurrence and during the continuation of an Event of Default, the Applicable Rate of interest in effect at such time with respect to the Obligations shall be increased by two percent (2.0%) per annum (the "DEFAULT RATE") automatically, if such Event of Default exists pursuant to either Section 8.1(g) or (h), and otherwise as provided by written notice of such increase given by Agent to Borrower (and the imposition of such Default Rate can be retroactive to the date of occurrence of the Event of Default as determined by Agent in its sole and absolute discretion).

IV.      CONDITIONS PRECEDENT

4.1      CONDITIONS TO INITIAL ADVANCE AND CLOSING

                  The obligations of Lenders to consummate the transactions contemplated herein and to make the initial Advance under the Revolving Facility (the "INITIAL ADVANCE") are subject, in each case, to the satisfaction, in the sole judgment of Agent, of the following:

                  (a) Borrower shall have delivered to Agent the Loan Documents, in each case duly executed by an authorized officer of Borrower and the other parties thereto, as applicable, and a Borrowing Certificate for the Initial Advance executed by an authorized officer of Borrower, and Agent shall have received from Borrower a completed Tax Authorization Form on IRS Form 8821;

                  (b) all in form and substance satisfactory to Agent in its Permitted Discretion, Agent shall have received (i) a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed with respect to Borrower in each jurisdiction determined by Agent in its Permitted Discretion, and such report shall show no Liens on the Collateral (other than Permitted Liens and Liens to be terminated at Closing), (ii) each document (including, without limitation, any Uniform Commercial Code financing statement) required by any Loan Document or under law or requested by Agent in its Permitted Discretion to be filed, registered or recorded to create, in favor of Agent, for the benefit of Lenders, a first priority (other than with respect to property or assets covered by Priority Permitted Liens) and perfected security interest upon the Collateral, and (iii) evidence of each such filing, registration or recordation and of the payment by Borrower of any necessary fee, tax or expense relating thereto;

                  (c) Agent shall have received (i) the Charter and Good Standing Documents, all in form and substance acceptable to Agent in its Permitted Discretion, (ii) a certificate of the corporate secretary or assistant secretary of Borrower in his or her capacity as such and not in his or her individual capacity dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents on behalf of Borrower, in form and substance acceptable to Agent in its Permitted Discretion, (iii) the written legal opinions of counsel for Borrower in form and substance satisfactory to Agent in its Permitted Discretion and its counsel, (iv) a certificate executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Closing Date and the applicable Borrowing Date for the Initial Advance that the conditions contained in this Agreement have been satisfied;

                  (d) Agent shall have received a certificate of the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of Borrower in his or her capacity as such and not in his or her personal capacity, in form and substance satisfactory to Agent in its Permitted Discretion (each, a "SOLVENCY CERTIFICATE"), certifying (i) the solvency of Borrower after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents, and (ii) as to Borrower's financial resources and anticipated ability to meet its obligations and liabilities as they become due, to the effect that as of the Closing Date and the Borrowing Date for the Initial Advance, and after giving effect to such transactions and Indebtedness: (A) the assets of Borrower, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Borrower, and (B) no unreasonably small capital base with which to engage in its anticipated business exists with respect to Borrower;

                  (e) Agent shall be satisfied, as determined in its sole and absolute discretion, with the results of its financial and operational audit of Borrower and Agent shall have completed its due diligence examinations of Borrower and its Collateral, financial statements, books, records, business, obligations, financial condition and operational state, including, without limitation, an examination of the terms and conditions of all obligations owed by Borrower, the results of which shall be satisfactory in form and substance to Agent in its Permitted Discretion, and Borrower shall have demonstrated to Agent's satisfaction in its Permitted Discretion that (i) its operations comply, in all respects deemed material by Agent, in its Permitted Discretion, with all applicable federal, state, foreign and local laws, statutes and regulations,
(ii) its operations are not the subject of any governmental investigation, evaluation or any remedial action which could result in any expenditure or liability deemed material by Agent, in its Permitted Discretion, and (iii) it has no liabilities (whether contingent or otherwise) that are deemed material by Agent, in its Permitted Discretion;

                  (f) Agent shall have received (or is satisfied it will receive at Closing) all fees, charges and expenses payable to Agent and Lenders on or prior to the Closing Date pursuant to the Loan Documents;

                  (g) Agent shall have received such consents, approvals and agreements from such third parties as Agent and its counsel shall determine in their Permitted Discretion are necessary or desirable, including, without limitation, the Landlord Waivers and Consents with respect to any and all leases of real property, each in form and substance satisfactory to Agent in its Permitted Discretion;

                  (h) Agent shall have received original certificates of all insurance policies required pursuant to this Agreement confirming that they are in effect and that the premiums due and owing with respect thereto have been paid in full and naming Agent only, for the benefit of itself and Lenders, as sole beneficiary or loss payee and additional insured, as appropriate;

                  (i) all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structure of Borrower) shall be satisfactory to Agent in its Permitted Discretion;

                  (j) no default shall exist pursuant to any obligations of Borrower under any material contract and Borrower shall be in compliance with applicable laws except where such default or noncompliance does not or could not reasonably be expected to have, be or result in a Material Adverse Effect;

                  (k) Borrower (nor principal or key management personnel of Borrower) shall not have been indicted or under active investigation by an U.S. Attorney for a felony crime;

                  (l) Borrower shall have established the Blocked Account(s) pursuant to Section 2.5;

                  (m) Agent shall have received copies of all Permits required for Borrower to conduct the business in which it is currently engaged or is contemplated pursuant to the Loan Documents, the absence of which could reasonably be expected to have, be or result in a Material Adverse Effect;

                  (n) Agent shall have received evidence (or be satisfied that contemporaneously with the Closing the following will occur) (i) of repayment in full and termination of all liabilities and obligations of Borrower to Lighthouse Capital Partners III, L.P. and all related documents, agreements and instruments and of all Liens and Uniform Commercial Code financing statements relating thereto, including, without limitation, any Liens and/or Uniform Commercial Code financing statements covering or relating to any assets or properties of any security holder of Borrower, (ii) of release and termination of, or Agent's authority to release and terminate, any and all Liens and/or Uniform Commercial Code financing statements in, on, against or with respect to any of the Collateral (other than Permitted Liens), and (iii) that no Indebtedness, management fees, or dividends are payable to any security holder of Borrower or any Affiliate of Borrower or any such security holder other than dividends accruing on Permitted Securities as in effect on the date hereof (which have been irrevocably deferred until after the last day of the Term);

                  (o) there shall not have occurred any Material Adverse Change or Material Adverse Effect from that which was reflected on the financial statements provided to Agent or any liabilities or obligations of any nature with respect to Borrower which could reasonably be likely to have, be or result in a Material Adverse Effect;

                  (p) Agent shall have received final audited financial statements of Borrower for and as of March 31, 2003 and unaudited financial statements of Borrower for and as of April 30, 2003, in form and substance acceptable to Agent; and

                  (q) on the Closing Date (including, if applicable, after giving effect to the Initial Advance if made on the Closing Date), Excess Availability shall not be less than $2,500,000.00 (inclusive of the $500,000 Excess Availability requirement in Annex I).

4.2      CONDITIONS TO EACH ADVANCE

                  The obligations of Lenders to make any Advance under the Revolving Facility (including, without limitation, the Initial Advance) are subject to the satisfaction, in the sole judgment of Agent, of the following additional conditions precedent:

                  (a) Borrower shall have delivered to Agent a Borrowing Certificate for the Advance, in each case with necessary supporting documentation and executed by an authorized officer of Borrower, which shall constitute a representation and warranty by Borrower as of the Borrowing Date that the conditions contained in this Section 4.2 and in Section 4.1 have been satisfied;

                  (b) each of the representations and warranties made by Borrower and Guarantors, if any, in or pursuant to the Loan Documents shall be accurate in all material respects before and after giving effect to funding or making such Advance (except for those representations and warranties made as of a specific date), and no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the requested Advance on such date;

                  (c) immediately after giving effect to the requested Advance, the aggregate outstanding principal amount of Advances under the Revolving Facility shall not exceed the lesser of the then applicable Availability and the Facility Cap, in each case in existence as of such Borrowing Date;

                  (d) Agent shall have received all fees, charges and expenses payable to Agent and/or Lenders on or prior to such date pursuant to the Loan Documents; and

                  (e)      there shall not have occurred any Material Adverse
Change.

V.       REPRESENTATIONS AND WARRANTIES

                  Borrower represents and warrants as of the date hereof, the Closing Date and each Borrowing Date, except for representations that are specifically limited to the Closing Date, as follows:

5.1      ORGANIZATION AND AUTHORITY

                  Borrower is a corporation duly organized, validly existing and in good standing under the laws of its state of formation. Borrower (a) has all requisite corporate power and authority to own its properties and assets (including, without limitation, the Collateral) and to carry on its business as now being conducted and as contemplated in the Loan Documents, (b) is duly qualified to do business in the jurisdictions set forth on Schedule 5.1, which are all of the jurisdictions in which failure so to qualify could reasonably be likely to have or result in a Material Adverse Effect, and (c) has all requisite power and authority (i) to execute, deliver and perform the Loan Documents to which it is a party, (ii) to borrow hereunder, (iii) to consummate the transactions contemplated under the Loan Documents, and (iv) to grant the Liens with regard to the Collateral pursuant to the Loan Documents to which it is a party. Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such an "investment company." Borrower has all requisite power and authority to borrower hereunder.

5.2      LOAN DOCUMENTS

                  The execution, delivery and performance by Borrower of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby, (a) have been duly authorized by all requisite action of Borrower and have been duly executed and delivered by or on behalf of Borrower;
(b) do not violate any provisions of (i) any applicable law, statute, rule, regulation, ordinance or tariff, except where such violation does not or could not reasonably be expected to have, be or result in a Material Adverse Effect,
(ii) any order of any Governmental Authority binding on Borrower or any of its properties, except where such violation does not or could not reasonably be expected to have, be or result in a Material Adverse Effect, or (iii) the certificate of incorporation or bylaws of Borrower, or any agreement between Borrower and its security holders or among any such security holders; (c) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which Borrower is a party, or by which the properties or assets of Borrower are bound, the effect of which could reasonably be expected to have, be or result in a Material Adverse Effect; (d) except as set forth herein or therein, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of Borrower, and (e) except for those obtained as of the Closing Date, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person. When executed and delivered, each of the Loan Documents to which Borrower is a party will constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

5.3      SUBSIDIARIES, CAPITALIZATION AND OWNERSHIP INTERESTS

                  Borrower has no Subsidiaries as of the Closing Date. Schedule
5.3 states the (a) authorized and issued capitalization of Borrower, (b) the number and class of equity securities issued and outstanding of Borrower (including options, warrants and other rights to acquire any of the foregoing), (c) the number and class of equity securities and/or ownership, voting or partnership interests of Borrower owned by each director, (d) each record owner of 5% or more of common stock, and (e) each owner of any equity securities other than common stock (in each case, including options, warrants and other rights to acquire any of the foregoing). The outstanding equity securities of Borrower have been duly authorized and validly issued and are fully paid and nonassessable. Schedule 5.3 also lists the directors of Borrower as of the Closing Date. Except as listed on Schedule 5.3 as of the Closing Date, Borrower does not (i) own any Investment Property or (ii) own any interest or participate or engage in any joint venture, partnership or similar arrangements with any Person. Borrower is not obligated to repurchase, redeem or otherwise apply any of its funds, property or assets to the acquisition, redemption or other retirement of any capital stock, other securities or interests, or any options or warrants to purchase or acquire any of the foregoing.

5.4      PROPERTIES

                  Borrower (a) is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in or license of, or right to use, all of its properties and assets, including the Collateral, whether personal or real, subject to no Liens of any kind except for Permitted Liens, and (b) is in compliance in all material respects with each lease or license to which it is a party or otherwise bound. Schedule 5.4 lists all real properties (and their locations) owned or leased by or to, and all other material assets or property that are leased by, Borrower and all leases (including leases of leased real property) covering or with respect to such properties and assets. Borrower enjoys peaceful and undisturbed possession under all such leases and such leases are all the leases necessary for the operation of such properties and assets, are valid and subsisting and are in full force and effect. All personal property and assets of Borrower are in good repair, working order and condition (normal wear and tear excepted) and are suitable and adequate for the uses for which they are being used or are intended.

5.5      OTHER AGREEMENTS

                  Borrower is not (a) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which could reasonably be expected to have, be or result in a Material Adverse Effect,
(b) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period, could reasonably be expected to have, be or result in a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have, be or result in a Material Adverse Effect, or (c) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, service or management fee to any Affiliate with respect to, the ownership, operation, leasing or performance of any of its business. Neither Borrower nor the other parties thereto are in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in the Equipment Lease Agreement or the Servicing Agreement. Except as set forth on Schedule 5.5, Borrower has no agreements with any credit card processors to process credit card payments made by Borrower's customers. Neither Borrower nor the other parties thereto are in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement between Borrower and any credit card processor for the purpose of processing credit card payments made by Borrower's customers.

5.6      LITIGATION

                  Except as set forth on Schedule 5.6, there is no action, suit, proceeding or investigation pending or, to its knowledge, threatened against Borrower that (a) seeks to, or could reasonably be expected to, prevent the validity of or performance under any of the Loan Documents, the right of

Borrower to enter into any Loan Document or the consummation of the transactions contemplated by the Loan Documents, (b) could reasonably be expected to be, have or result in any Material Adverse Effect, or (c) could reasonably be expected to result in any Change of Control. Borrower is not aware that there is any basis for the foregoing. Borrower is not a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority that could reasonably be expected to have, be or result in a Material Adverse Effect. There is no action, suit, proceeding or investigation initiated by Borrower currently pending that could reasonably be expected to have, be or result in a Material Adverse Effect. Borrower has no existing accrued and/or unpaid Indebtedness to any Governmental Authority or any other governmental payor that is past due that could reasonably be expected to have, be or result in a Material Adverse Effect.

5.7      HAZARDOUS MATERIALS

                  Borrower is in compliance in all material respects with all applicable Environmental Laws. Borrower has not been notified of any action, suit, proceeding or investigation (a) relating in any way to compliance by or liability of Borrower under any Environmental Laws, (b) which otherwise deals with any Hazardous Substance or any Environmental Law relating to Borrower or its property, assets or operations, or (c) which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance relating to Borrower or its property, assets or operations.

5.8      TAX RETURNS; GOVERNMENTAL REPORTS

                  Except as set forth on Schedule 5.8, Borrower (a) has filed all federal, state, foreign (if applicable) and local tax returns and other tax reports which are required by law to be filed by it, and (b) has paid all taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, other than taxes, assessments, fees and other governmental charges which Borrower is currently contesting in good faith and which (i) if contested prior to the Closing Date, are described on Schedule 5.8, and (ii) if contested thereafter, for which reserves satisfactory to Agent in its Permitted Discretion have been established.

5.9      FINANCIAL STATEMENTS AND REPORTS

                  All financial statements and financial information relating to Borrower that have been or may hereafter be delivered to Agent by Borrower are
(a) accurate and complete in all material respects in accordance with GAAP, (b) consistent with the books of account and records of Borrower, (c) have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods, except that the unaudited financial statements contain no footnotes or year-end adjustments, and (d) present fairly in all material respects the financial condition, assets and liabilities and results of operations of Borrower at the dates and for the relevant periods indicated in accordance with GAAP on a basis consistently applied. Borrower has no material obligations or liabilities of any kind not disclosed in such audited financial information or statements, and since the date of the most recent financial statements submitted to Agent, there has not occurred any Material Adverse Change.

5.10     COMPLIANCE WITH LAW; BUSINESS

                  Borrower (a) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to it, the Business and/or Borrower's assets or operations, including, without limitation, ERISA, and any laws or regulations pertaining to the Borrower's business, activities or services, and (b) is not in violation of any order of any Governmental Authority or other board or tribunal, except, in the case of both (a) and (b), where noncompliance or violation does not or could not reasonably be expected to have, be or result in a Material Adverse Effect. There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where noncompliance or violation does not or could not reasonably be expected to have, be or result in a Material Adverse Effect. Borrower has not received any notice that it is not in compliance in any material respect with any of the requirements of any of the foregoing. Borrower has not (i) engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, (ii) failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no funding requirements have been postponed or delayed, (iii) knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (iv) fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (v) withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the Multiemployer Pension Plan Amendments of 1980. With respect to Borrower, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) day notice period contained in 12 C.F.R. Section 2615.3 has not been waived. Borrower has maintained all records required to be maintained by any applicable Governmental Authority except where failure to do so has not had and does not or could not reasonably be expected to have, be or result in a Material Adverse Effect. Borrower and its predecessors have not engaged, and do not engage, directly or indirectly, in any business other than the Business. Since December 31, 2002, Borrower has conducted its Business in the ordinary course.

5.11     INTELLECTUAL PROPERTY; INFRASTRUCTURE

         (a) Except as set forth on Schedule 5.11, Borrower does not own, license or utilize, and is not a party to, any patents, patent applications, trademarks, trademark applications, domain name registrations, service marks, service mark applications, registered copyrights, copyright applications or trade names. The items listed on Schedule 5.11 constitute all of the Intellectual Property necessary or required for the operation of Borrower's Business as of the Closing Date and as proposed to be conducted and Borrower owns or has a valid and enforceable right to use all such Intellectual Property, except where Borrower's failure to have rights therein does not or could not reasonably be expected to have, be or result in a Material Adverse Effect. All such items are in full force and effect and not in known conflict with the intellectual property rights of others. Borrower is not in breach of or default under the provisions of any license to which Borrower is a party, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which, if not remedied within any applicable grace or cure period could reasonably be expected to have, be or result in a Material Adverse Effect.

                  (b) The Borrower has and will maintain a sufficient infrastructure to conduct its Business as presently conducted and as contemplated to be conducted. Borrower's web-sites are located and maintained only by server computers in the possession of Cable & Wireless plc. Borrower is the owner of each of the domain names specified on Schedule 5.11, and neither owns nor uses any other domain names in the operation of its Business. The servers used to maintain these domain names are located at the locations set forth on such schedule. Such schedule lists the technical contact, the administrative contact, and the billing contact for such domain names.

5.12     LICENSES AND PERMITS; LABOR

                  Borrower is in compliance with and has all Permits necessary or required for the operation of its Business as presently conducted and as proposed to be conducted except where noncompliance, violation or lack thereof does not or could not reasonably be expected to have, be or result in a Material Adverse Effect. All such Permits are in full force and effect and not in known conflict with the rights of others, except where such conflict or lack of being in full force and effect does not or could not reasonably be expected to have, be or result in a Material Adverse Effect. Schedule 5.12 lists all Permits necessary or required for the operation of Borrower's Business as of the Closing Date and as proposed to be conducted. Borrower has not been involved in any labor dispute, strike, walkout or union organization.

5.13     NO DEFAULT; SOLVENCY

                  There does not exist any Default or Event of Default. Borrower is and, after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents, will be solvent and able to meet its obligations and liabilities as they become due, and the assets of Borrower, at a Fair Valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Borrower, and no unreasonably small capital base with which to engage in its anticipated business exists with respect to Borrower.

5.14     DISCLOSURE

                  No Loan Document nor any other agreement, document, certificate, or statement furnished to Agent by or on behalf of Borrower in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by Borrower in any Loan Document, contains any untrue statement of material fact or omits to state any fact necessary to make the actual statements therein taken as a whole not materially misleading in light of the circumstances under which it was furnished. There is no fact known to Borrower which has not been disclosed to Agent in writing which could reasonably be expected to have, be or result in a Material Adverse Effect.

5.15     EXISTING INDEBTEDNESS; INVESTMENTS, GUARANTEES AND CERTAIN CONTRACTS

                  Borrower (a) has no outstanding Indebtedness other than Permitted Indebtedness, (b) except as set forth on Schedule 5.15, is not subject or party to any mortgage, note, indenture, indemnity or guarantee of, with respect to or evidencing any Indebtedness of any other Person, (c) does not own or hold any equity or long-term debt investments in, or have any outstanding advances to or any outstanding guarantees for, the obligations of, or any outstanding borrowings from, any other Person, (d) directly or indirectly, has not made, and there does not exist, any loans, advances or guarantees to or for the benefit of any Person or agreements to assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person, and/or (e) is not obligated to any surety, guarantor, or indemnitor under any surety or similar bond or under any contract, indemnity or agreement to assure payment, performance or completion of performance of any undertaking or obligation of Borrower or any other Person. Borrower has performed all material obligations required to be performed by it pursuant to or in connection with any items listed on Schedule 7.2 and there has occurred no breach, default or event of default under any document evidencing any such items or any fact, circumstance, condition or event which, with the giving of notice or passage of time or both, would constitute or result in a material breach, default or event of default thereunder.

5.16     AFFILIATED AGREEMENTS

                  Except as set forth on Schedule 5.16 and other than arm's length commercial transactions in the ordinary course of business between Borrower and a Portfolio Company, (i) there are no existing or proposed agreements, arrangements, understandings or transactions between Borrower and any of Borrower's officers, directors, stockholders, employees or Affiliates or any members of the respective families of any of the foregoing, and (ii) to Borrower's knowledge, none of the foregoing Persons are directly or indirectly, indebted to or have any direct/or indirect ownership, partnership or voting interest in, any Affiliate of Borrower or any Person with which Borrower has a business relationship or which competes with Borrower (except that any such Persons may own stock in (but not exceeding two (2%) percent of the outstanding capital stock of) any publicly traded company that may compete with Borrower).

5.17     INSURANCE

                  Borrower has in full force and effect such insurance policies as are customary in its industry and as may be required pursuant to Section 6.5 hereof. All such insurance policies as of the Closing Date are listed and described on Schedule 5.17.

5.18 NAMES AND OFFICES, RECORDS AND COLLATERAL; DEPOSIT ACCOUNTS AND INVESTMENT PROPERTY

                  During the preceding five (5) years, neither Borrower nor any of its predecessors has conducted business under or used any name (whether corporate, partnership or assumed) other than as shown on Schedule 5.18A. Borrower maintains, and Borrower's predecessors maintained, its and their respective places of business and chief executive offices only at the locations set forth on Schedule 5.18B or, after the Closing Date, as disclosed to Agent in writing in accordance with Section 7.4, and all Accounts of Borrower arise, originate and are located, and all of the Collateral and all books and records in connection therewith or in any way relating thereto or evidencing the Collateral are located and shall be only, in and at such locations. All of the Collateral is located only in the continental United States. Schedule 5.18C lists all of Borrower's Deposit Accounts and Investment Property as of the Closing Date.

5.19     NON-SUBORDINATION

                  Except pursuant to applicable law, the Obligations are not subordinated in any way to any other obligations of Borrower or to the rights of any other Person.

5.20     INVENTORY

         In determining (i) which Inventory is Eligible Inventory and (ii) the Value of Eligible Inventory, Agent may rely on all statements and representations made by Borrower. Unless otherwise indicated in writing to Agent, all Inventory of Borrower (a) is genuine and in all material respects what it purports to be, (b) is owned by Borrower, (c) is Eligible Inventory, and
(d) to the best of Borrower's knowledge, there are no proceedings or actions which are threatened or pending against such Inventory.

5.21     LEGAL INVESTMENTS

         Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any "margin stock" or "margin security" (within the meaning of Regulation T, U, or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loans will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

5.22     NO CRIMINAL ACTIVITY

         Neither Borrower, nor any management employee of Borrower, has been criminally charged, indicted, or convicted of a felony or similar criminal activity or is subject to investigation relating to any felony or similar criminal activity.

5.23     SURVIVAL

         Borrower makes the representations and warranties contained herein with the knowledge and intention that Agent and Lenders are relying and will rely thereon. All such representations and warranties will survive the execution and delivery of this Agreement, the Closing and the making of any and all Advances.

5.24     BROKER'S OR FINDER'S COMMISSIONS

         No broker's or finder's or placement fee or commission will be payable to any broker or agent engaged by Borrower or any of its officers, directors or agents with respect to the issue of the Notes or the transactions contemplated by this Agreement except for fees payable to Agent and the Lenders. Borrower agrees to indemnify Agent and Lenders and hold them harmless from and against any claim, demand or liability for broker's or finder's or placement fees or similar commissions, whether or not payable by the Borrower, alleged to have been incurred in connection with such transactions, other than any broker's or finder's fees payable to Persons engaged by Agent or Lenders.

VI.      AFFIRMATIVE COVENANTS

         Borrower covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations and termination of this Agreement:

6.1      FINANCIAL STATEMENTS, REPORTS AND OTHER INFORMATION

                  (a)      Financial Reports. Borrower shall furnish to Agent
(i) as soon as available and in any event within ninety (90) calendar days after the end of each fiscal year of Borrower, audited annual financial statements of Borrower, including the notes thereto, consisting of a balance sheet at the end of such completed fiscal year and the related statements of income, retained earnings and cash flows for such completed fiscal year, which financial statements shall be prepared and certified without qualification by an independent certified public accounting firm satisfactory to Agent in its Permitted Discretion and accompanied by related management letters, if any, (ii) as soon as available and in any event within thirty (30) calendar days after the end of each accounting quarter of Borrower (other than the last accounting quarter of each fiscal year), unaudited financial statements of Borrower consisting of a balance sheet and statements of income, retained earnings and cash flows as of the end of the immediately preceding accounting quarter, and
(iii) as soon as available and in any event within thirty (30) calendar days after the end of each accounting month (other than the last accounting month of a accounting quarter), unaudited financial statements of Borrower consisting of a balance sheet and statements of income, retained earnings and cash flows as of the end of the immediately preceding accounting month. All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods (subject, as to interim statements, to lack of footnotes and year-end adjustments). With each quarterly and annual financial statement, Borrower shall also deliver a Compliance Certificate.

                  (b) Other Materials. Borrower shall furnish to Agent as soon as available, and in any event within ten (10) calendar days after the preparation or issuance thereof or at such other time as set forth below or in the defined terms referenced herein or on Annex II to this Agreement, as applicable: (i) all reports and other document and materials listed on Annex II to this Agreement, which is incorporated herein and made a part hereof; (ii) any reports, returns, and related information, notices and other materials that Borrower shall send to all or any class of series of its stockholders and/or directors generally as a group or by class at any time together with any and all supporting documentation related thereto, (iii) within ten (10) calendar days after the end of each accounting month during the Term until the Obligations are paid in cash in full and this Agreement is terminated (and more frequently if an Event of Default has occurred and is continuing and Agent shall so request in its Permitted Discretion), Borrower shall deliver to Agent a Monthly Borrowing Certificate, (iv) on Wednesday of each week during the Term until the Obligations are paid in cash in full and this Agreement is terminated (and more frequently if an Event of Default has occurred and is continuing and Agent shall so request in its Permitted Discretion), Borrower shall deliver to Agent a Weekly Borrowing Certificate, (v) within thirty (30) calendar days after the end of each accounting month, a monthly operating report for

Borrower, which report shall include a detailed comparison of actual year to date operating results against (A) the projected operating budget for such period and (B) the actual operating results for the same period during the prior calendar year, in each case inclusive of profit and loss, (vi) copies of any matters required to be reported to Borrower's audit committee and any reports submitted to Borrower by its independent accountants and copies of each management control letter provided by such independent accountants, and (vii) copies of any and all materials, documents, instrument and other items and such additional information, documents, statements, reports and other materials as Agent may request in its Permitted Discretion from time to time.

                  (c) Notices. Borrower shall promptly, and in any event within three (3) Business Days after Borrower or any authorized officer thereof obtains knowledge thereof, notify Agent in writing of (i) any pending or threatened litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative or regulatory proceeding brought or initiated by or against Borrower or otherwise affecting or involving or relating to Borrower or any of its property or assets to the extent (A) the amount in controversy exceeds $100,000 individually or $200,000 in the aggregate for all such events, or (B) to the extent any of the foregoing seeks injunctive relief, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that could reasonably be expected to have, be or result in a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, (iv) any notice received by Borrower from any payor of a claim, suit or other action such payor has, claims or has filed against Borrower for an amount in excess of $100,000 individually or $200,000 in the aggregate, (v) any matter(s) in the amount of $100,000, individually or $200,000 in the aggregate, in existence at any one time affecting the value, enforceability or collectability of any of the Collateral,
(vi) any notice (A) given by Borrower to any other lender of Borrower or received by Borrower from any such lender, and/or (B) given by Borrower or any other party pursuant to the Equipment Lease Agreement or Servicing Agreement and/or any agreement or arrangement between Borrower an any Person providing credit card processing services to Borrower and/or any lease or sublease to which Borrower is a party (and if a sublease, the master lease related thereto), including, without limitation, the Warehouse Lease Agreement, and in each case shall furnish to Agent a copy of such notice, (vii) receipt of any notice or request from any Governmental Authority regarding any liability or claim of liability in the amount equal to or exceeding $100,000 individually or $200,000 in the aggregate, (viii) receipt of any notice by Borrower regarding termination of any lease of real property (other than by expiration of the term) or any senior executive, (ix) if any Collateral or other Collateral becomes evidenced or secured by an Instrument or Chattel Paper, (x) the filing, recording or assessment of any federal, state, local or foreign tax lien against the Collateral or Borrower for taxes past due, (xi) any action taken or threatened to be taken by any Governmental Authority (or any notice of any of the foregoing) with respect to Borrower which could reasonably be expected to have, be or result in a Material Adverse Effect or with respect to any Collateral,
(xii) any change in the corporate name of Borrower or any Guarantor, if any,
(xiii) the loss, termination or expiration of any material contract to which Borrower is a party or by which its properties or assets are subject or bound,
(xiv) of all Commercial Tort Claims (other than Commercial Tort Claims which are less than $100,000 in value in the aggregate) in which Borrower has an interest and shall provide all necessary information concerning each such Commercial Tort Claim and make all necessary filings with respect thereto to perfect Agent's (for its benefit and the benefit of the Lenders) first priority security interest therein, and (xv) any failure by Borrower or any other party thereto to make any payment required under or take any action or perform under the Equipment Lease Agreement or Servicing Agreement and/or any agreement or arrangement between Borrower an any Person providing credit card processing services to Borrower and/or any lease or sublease to which Borrower is a party (and if a sublease, the master lease related thereto), including, without limitation, the Warehouse Lease Agreement.

                  (d) Consents. Borrower shall obtain and deliver to Agent and Lenders from time to time all required consents, approvals and agreements from such third parties as Agent shall determine are necessary in its Permitted Discretion and that are satisfactory to Agent in its Permitted Discretion with respect to (i) the Loan Documents and the transactions contemplated thereby,
(ii) claims against Borrower, or the Collateral, and/or (iii) any agreements, consents, documents or instruments to which Borrower is a party or by which any properties or assets of Borrower or any of the Collateral is or are bound or subject, including, without limitation, Landlord Waivers and Consents with respect to leases.

                  (e) Operating Budget; Collateral Locations. Borrower shall furnish to Agent on or prior to the Closing Date and for each fiscal year of Borrower thereafter not less than thirty (30) calendar days prior to the commencement of such fiscal year, month by month projected operating budgets, projections, profit and loss statements, income statements, balance sheets and cash flow reports of and for Borrower for such upcoming fiscal year (including an income statement and a balance sheet as at the end of each month), and annual projections for the remaining years in the Term, in each case prepared in accordance with GAAP consistently applied with prior periods (subject to lack of footnotes and year-end adjustments). Borrower shall furnish to Agent not less than thirty (30) calendar days prior to the commencement of each fiscal year in the Term, a list setting forth the location of the Collateral.

                  (f) Shareholder Reports and Government Filings. Borrower shall furnish to Agent, promptly after the sending or filing thereof, a copy of any proxy statement, financial statements or reports which Borrower has made available to its security holders as a class or any class or series of security holders as a class or series and a copy of any regular, periodic and special reports or registration statements which Borrower files with the Securities and Exchange Commission or any stock exchange.

                  (g) Deposit Accounts, Other Accounts and Investment Property. Borrower shall (i) promptly, and in any event within five (5) Business Days after Borrower (A) establishes any Deposit Account, securities account, money market account or any similar account, or (B) becomes the owner of any Investment Property, in each case, on and with respect to which Agent, for itself and the benefit of the Lenders, does not have a perfected, first priority Lien, notify Agent of such, and thereafter (ii) unless waived in writing by Agent, deliver to Agent, within ten (10) Business Days, documentation to perfect Agent's, for its benefit and the benefit of the Lenders, Lien thereon, in form and substance acceptable to Agent in its Permitted Discretion. Without limiting the generality of the foregoing, within the earlier of ten (10) Business Days after the release of any certificates of deposit which as of the Closing Date are securing outstanding letters of credit and/or such letters of credit are terminated, Borrower shall provide Agent, for itself and the benefit of the Lenders, a perfected, first priority Lien on such certificates of deposit and the funds therein.

                  (h) Intellectual Property and Deposit Accounts. Borrower shall furnish to Agent within five (5) Business Days after June 30 and December 31 of each year, a report (i) listing all of Borrower's Deposit Accounts and Investment Property, and (ii) specifying any interests in Intellectual Property acquired by, obtained by, or licensed to Borrower during the six-month period then ended, and, unless waived in writing by Agent, shall, within thirty (30) calendar days, take such actions and deliver such documentation as is necessary to perfect Agent's, for its benefit and the benefit of the Lenders, Lien in such Intellectual Property, in each case in form and substance acceptable to Agent in its Permitted Discretion. At any time and from time to time upon the Agent's request, Borrower shall provide the Lender with: (a) a detailed listing of all software, equipment, contracts, licenses, domain names, and other rights and property required to maintain the web-sites owned, operated, or used by Borrower in the conduct of its Business; (b) the names of any domain name registrars for any domain names used in connection with such web-sites (with a listing of the domain names corresponding to each such registrar); (c) the names, home addresses, and telephone numbers of the Borrower's employees or agents who are
(i) responsible for maintenance and operation of such web-sites; and (ii) the administrative contact, the technical contact, and the billing contact for any domain names owned in connection with such web-sites; and (d) the identity of the servers that maintain the web-sites.

                  (i) Amounts Owed; Payroll and Payroll Taxes. Without limiting or being limited by any other provision of any Loan Document, Borrower shall pay all payroll currently in accordance with the normal payroll cycle in effect on the Closing Date and Borrower shall retain and use a third party acceptable to Agent in its Permitted Discretion to timely process, manage and pay its payroll taxes and shall cause to be delivered to Agent with each Monthly Borrowing Certificate (i) a report of such payroll taxes of the Borrower for the immediately preceding calendar month and evidence of payment thereof, and (ii) a report specifying all unpaid amounts, fees, payables, and balances owing to any Governmental Authority (other than for taxes) as of the last day of such ended month.

                  (j) Web-Site Maintenance. Borrower shall make all payments to any Person required in order to maintain and/or register any web-sites and/or domain names of Borrower (the failure to maintain or register would have a Material Adverse Effect) at least 30 days prior to the date on which such payments are due and Borrower shall provide evidence of all such payments not later than 10 calendar days after such payments are made.

6.2      PAYMENT OF OBLIGATIONS

                  Borrower shall make full and timely indefeasible payment in cash of the principal of and interest on the Loans, Advances and all other Obligations as required pursuant to the Loan Documents.

6.3      CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE AND ASSETS

                  Borrower shall (a) conduct its business in accordance with good business practices customary to the industry and engage principally in the same or similar lines of business substantially as heretofore conducted, (b) maintain and keep in full force and effect its existence and engage only in the Business, (c) collect its Accounts and proceeds on Inventory in the ordinary course of business, (d) maintain all of its material properties, assets and equipment used or useful in its business in good repair, working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of the Loan Documents), (e) from time to time to make all necessary or desirable repairs, renewals and replacements thereof, (f) maintain, comply with and keep in full force and effect all Intellectual Property and Permits and qualifications to do business and good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary, except in each case where failure to do so does not or could not reasonably be expected to have, be or result in a Material Adverse Effect; and (g) remain in good standing and maintain operations in all jurisdictions in which currently located, except where the failure to remain in good standing or maintain operations does not or could not reasonably be expected to have, be or result in a Material Adverse Effect.

6.4      COMPLIANCE WITH LEGAL AND OTHER OBLIGATIONS

                  Borrower shall (a) comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (b) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith by appropriate proceedings and against which adequate reserves have been established, (c) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, (d) properly file all reports required to be filed with any Governmental Authority, and (e) maintain and comply with all Permits necessary to conduct its Business and comply with any new or additional requirements that may be imposed on it or its Business (except, in each case, where the failure to comply, pay, maintain, file or perform with respect to the foregoing clauses does not or could not reasonably be expected to have, be or result in a Material Adverse Effect).

                  Borrower will maintain its web-sites and ensure that its web-sites remain accessible over the internet, and shall immediately notify the Lender of any change in the hosting of the web-sites. Borrower will maintain and perform under all contracts, licenses, agreements, Equipment, domain names, and other rights and property as required to maintain its domain names and web-sites as presently conducted or as contemplated to be conducted, including by making all payments required for the maintenance thereof, replacing, repairing, or acquiring all Equipment required therefor, and entering into new contracts, licenses, and agreements required therefore (except in each case where the failure to comply, maintain, file or perform with respect to the foregoing clauses does not or could not reasonably be expected to have, be or result in a Material Adverse Effect). Borrower will pay all fees and charges required for maintenance of its domain names on or before any such fee or charge is due.

                  Borrower shall not change the locations or the identity of any servers used to maintain its domain names without 30 days' prior written notice to Agent. Borrower agrees to renew each domain name used by it in the conduct of its Business during the term of this Agreement. Borrower will not permit any change or revision in the information regarding domain names and servers on
Schedule 5.11 without concurrently providing written notice to Agent.

                  Borrower represents, warrants and covenants that no Equipment, computers, servers, monitors, printers, plotters, or memory storage devices, used in connection with the maintenance or operation of its web-sites are leased by the Borrower from third parties, except as set forth on Schedule 5.11. Notwithstanding any provision of the Loan Documents to the contrary, Borrower will not maintain any such Equipment under any leasing or financing arrangement without the prior written consent of the Lender.

6.5      INSURANCE

                  Borrower shall keep all of its insurable properties and assets adequately insured in all material respects against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or lines of business or owning similar assets or properties and at least the minimum amount required by this Agreement, applicable law and any agreement to which Borrower is a party or pursuant to which Borrower provides any services, including, without limitation, liability, errors and omissions and property and business interruption insurance, as applicable; and maintain general liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of Borrower; and (c) maintain insurance under all applicable workers' compensation laws; all of the foregoing insurance policies and coverage levels to (i) name Agent, for the benefit of itself and Lenders, as loss payee and additional insured thereunder, as applicable, and (ii) expressly provide that they cannot be altered, amended or modified in any material respect (including, without limitation, with respect to amounts of coverage, deductibles, beneficiaries and/or loss payees and additional insureds) or canceled or terminated without thirty (30) Business Days prior written notice to Agent, and that they inure to the benefit of Agent, for the benefit of itself and Lenders, notwithstanding any action or omission or negligence of or by Borrower, or any insured thereunder.

6.6      TRUE BOOKS

                  Borrower shall (a) keep true, complete and accurate in all material respects (in accordance with GAAP) books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; and (b) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its businesses, and include such reserves in its quarterly as well as year end financial statements.

6.7      INSPECTION; PERIODIC AUDITS; APPRAISALS

                  (a) Borrower shall permit the representatives of Agent, at the expense of Borrower from time to time (but not more than four (4) times each year) during normal business hours upon reasonable notice, to (i) visit and inspect Borrower's offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine Borrower's books of account, records, reports and other papers, (ii) make copies and extracts therefrom, and
(iii) discuss Borrower's business, operations, prospects, properties, assets, liabilities, condition and/or Accounts with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing), provided, however, that no such notice or limits shall apply to any of the foregoing if a Default or Event of Default has occurred and is continuing or Borrower has requested (i) Agent's or Lenders' consent or approval to some matter, or (ii) Agent or Lenders to take or refrain from taking any action.

                  (b) Notwithstanding any other provision of this Agreement and in addition to the other provisions of this Section 6.7, Agent shall be entitled to conduct or obtain, or cause to be conducted or obtained, and Borrower upon Agent's request shall permit to be conducted and obtained, from time to time as determined by Agent, appraisals of Borrower's property and assets, including without limitation, its Inventory, in all events, at the Borrower's expense (but not more than four (4) times each year; provided, however, that no such limits shall apply if a Default or Event of Default has occurred and is continuing or Borrower has requested (i) Agent's or Lenders' consent or approval to some matter, or (ii) Agent or Lenders to take or refrain from taking any action), to be conducted by such appraisers as are satisfactory to the Agent in its sole and absolute discretion. Agent intends to require Borrower to conduct four (4) such appraisals in each twelve (12) month period during which this Agreement is in effect, provided however, Agent shall be entitled to conduct or obtain or require to be conducted or obtained more or fewer appraisals in its Permitted Discretion. This Section 6.7(b) is in addition to and not in limitation of Sections 6.7(a).

6.8      FURTHER ASSURANCES; POST CLOSING

                  At Borrower's cost and expense, Borrower shall (a) within five
(5) Business Days (or such longer period in the case of actions involving third parties as determined by Agent in its Permitted Discretion) after Agent's demand, take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, assignments, instructions or documents as Agent may request in its Permitted Discretion with respect to the purposes, terms and conditions of the Loan Documents and the consummation of the transactions contemplated thereby, whether before, at or after the performance and/or consummation of the transactions contemplated hereby or the occurrence of a Default or Event of Default, (b) without limiting and notwithstanding any other provision of any Loan Document, execute and deliver, or cause to be executed and delivered, such agreements and documents, and take or cause to be taken such actions, and otherwise perform, observe and comply with such obligations, as are set forth on Schedule 6.8, and (c) upon the exercise by Agent, any Lender or any of their Affiliates of any power, right, privilege or remedy pursuant to any Loan Document or under applicable law or at equity which requires any consent, approval, registration, qualification or authorization of any Person (including, without limitation, any Governmental Authority), execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that may be so required for such consent, approval, registration, qualification or authorization. Without limiting the foregoing, upon the exercise by Agent, any Lender or any of their Affiliates of any right or remedy under any Loan Document which requires any consent, approval or registration with, consent, qualification or authorization by, any Person, Borrower shall execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that Agent, any Lender or such Affiliate may be required to obtain for itself or on its behalf for such consent, approval, registration, qualification or authorization.

6.9      PAYMENT OF INDEBTEDNESS

                  Except as otherwise prescribed in the Loan Documents, Borrower shall pay, discharge or otherwise satisfy at or before maturity (subject to applicable grace periods and, in the case of trade payables, to ordinary course payment practices) all of its material obligations and liabilities, except when the amount or validity thereof is being contested in good faith by appropriate proceedings and such reserves as Agent may deem proper and necessary in its Permitted Discretion shall have been made.

6.10     LIEN RELEASES

                  If Liens other than Permitted Liens exist, Borrower promptly shall take, execute and deliver all actions, documents and instruments necessary to release and terminate such Liens as determined by Agent in its Permitted Discretion.

6.11     USE OF PROCEEDS

                  Borrower shall use the proceeds from Advances under the Revolving Facility only for the purposes set forth in the recitals to this Agreement.

6.12     COLLATERAL DOCUMENTS; SECURITY INTEREST IN COLLATERAL

         (a) On demand of Agent in its Permitted Discretion, Borrower shall make available to Agent during normal business hours copies of any and all documents, instruments, materials and other items that relate to, secure, evidence, give rise to or generate or otherwise involve Collateral. Borrower shall (i) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under law or otherwise requested by Agent in its Permitted Discretion to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Agent and Agent's, for its benefit and the benefit of the Lenders, perfected first priority (other than with respect to property or assets covered by Priority Permitted Liens) Lien on the Collateral (and Borrower irrevocably grants Agent the right, at Agent's option, to file any or all of the foregoing), (ii) maintain, or cause to be maintained, at all times, the pledge of the Collateral to Agent and Agent's, for its benefit and the benefit of the Lenders, first priority (other than with respect to property or assets covered by Priority Permitted Liens) and perfected Lien on the Collateral, (iii) immediately upon learning thereof, report to Agent any reclamation, return or repossession of goods in excess of $100,000 in the aggregate, and (iv) defend the Collateral and Agent's, for its benefit and the benefit of the Lenders, first priority (other than with respect to property or assets covered by Priority Permitted Liens) and perfected Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Agent, and pay all costs and expenses (including, without limitation, in-house documentation and diligence fees and legal expenses and reasonable attorneys' fees and expenses) in connection with such defense, which may at Agent's discretion be added to the Obligations.

         (b) If, after the date hereof, Borrower shall (i) obtain any registered Trademark, Patent or Copyright, or apply for any such registration in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, or in any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, or
(ii) become the owner of any Trademark, Patent or Copyright registrations or applications for Trademark, Patent or Copyright registration used in the United States or any State thereof, political subdivision thereof or in any other country, the provisions of Section 2.13 hereof shall automatically apply thereto. Upon the request of Agent, Borrower shall promptly execute and deliver to Agent any and all assignments, agreements, instruments, documents and such other papers as may be requested by Agent in its Permitted Discretion to evidence the security interest in and conditional assignment of such Trademark, Patent or Copyright, as the case may be, in favor of Agent (for the benefit of the Lenders). Borrower shall: (i) prosecute diligently any Trademark, Patent or Copyright application at any time pending; (ii) make application for registration or issuance of all new Trademarks, Patents and Copyrights as reasonably deemed appropriate by Borrower; (iii) preserve and maintain all rights in the Intellectual Property if the failure to do so would have a Material Adverse Effect; and (iv) use its best efforts to obtain any consents, waivers or agreements necessary to enable Agent to exercise its remedies with respect to such Intellectual Property. Borrower shall not abandon any material right to file a Trademark, Patent or Copyright application nor shall Borrower abandon any material pending Trademark, Patent or Copyright application, or material Trademark, Patent or Copyright without the prior written consent of Agent.

6.13     TAXES AND OTHER CHARGES

                  All payments and reimbursements to Agent, for its own account and/or for the benefit of Lenders, made under any Loan Document shall be free and clear of and without deduction for all taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, excluding taxes to the extent imposed on each Lender's net income. If Borrower or any Guarantor, if any, shall be required by law to deduct any such amounts from or in respect of any sum payable under any Loan Document to Agent, for its own account and/or for the benefit of Lenders, then the sum payable to Agent, for its own account and/or for the benefit of Lenders, shall be increased as may be necessary so that, after making all required deductions, each Lender receives an amount equal to the sum it would have received had no such deductions been made. Notwithstanding any other provision of any Loan Document, if at any time after the Closing (a) any change in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (b) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (c) compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any Governmental Authority: (i) subjects Agent or such Lender to any tax, levy, impost, deduction, assessment, charge or withholding of any kind whatsoever with respect to any Loan Document, or changes the basis of taxation of payments to Agent, for its own account and/or for the benefit of Lenders, of any amount payable thereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or other fees payable hereunder or changes in the rate of tax on the overall net income of Agent and/or each Lender), or (ii) imposes on Agent or Lenders any other condition or increased cost in connection with the transactions contemplated thereby or participations therein; and the result of any of the foregoing is to increase the cost to Agent or Lenders of making or continuing or maintaining any Loan hereunder or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Agent, for its own account and/or for the benefit of Lenders, any additional amounts necessary to compensate Agent and each Lender, on an after-tax basis, for such additional cost or reduced amount as determined by Agent and/or such Lender. If Agent or any Lender becomes entitled to claim any additional amounts pursuant to this Section 6.13 it shall promptly notify Borrower of the event by reason of which Agent or such Lender has become so entitled, and each such notice of additional amounts payable pursuant to this Section 6.13 submitted by Agent or such Lender to Borrower shall, absent manifest error, be prima facie evidence of such Obligations. Each of the Lenders (including registered assignees) that is organized under the laws of a jurisdiction other than the United States of America or a state thereof shall execute and deliver to Borrower and Agent one or more (as Borrower or Agent may reasonably request) United States Internal Revenue Service Forms W-9, W-8ECI or W-8BEN or such other forms or documents, appropriately completed, as may be applicable to establish that such Lender is exempt from withholding or deduction of income taxes. Notwithstanding any other provision of this paragraph, Borrower shall not be required to pay additional amounts to any Lender pursuant to this paragraph to the extent that the obligation to pay such amounts would not have arisen but for the failure of such Lender to comply with the immediately preceding sentence.

6.14     INVENTORY.

         With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower's cost therefor and monthly withdrawals therefrom and additions thereto; (b) Borrower shall not remove any Inventory from the Warehouse without the prior written consent of Agent, except for sales of Inventory in the ordinary course of Borrower's Business and transfers of Inventory in the ordinary course of business between locations at which Inventory is allowed to be kept pursuant to the terms of this Agreement; (c) Borrower shall produce, use, store and maintain the Inventory with all commercially reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (d) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory; (e) Borrower shall keep the Inventory in good and marketable condition except to the extent that failure to do so could not be, have or result in a Material Adverse Effect; (f) Borrower shall not, without prior written notice to Agent, acquire or accept any Inventory on consignment or approval, and (g) Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory.

VII.     NEGATIVE COVENANTS

                  Borrower covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations and termination of this Agreement:

7.1      FINANCIAL COVENANTS

                  Borrower shall not violate, and shall fully comply with, the financial covenants set forth on Annex I to this Agreement, which annex is incorporated herein and made a part hereof.

7.2      INDEBTEDNESS

                  Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except the following (collectively, "PERMITTED INDEBTEDNESS"):
(a) Indebtedness under the Loan Documents, (b) any Indebtedness set forth on
Schedule 7.2; (c) Capitalized Lease Obligations incurred after the Closing Date and Indebtedness incurred after the Closing Date pursuant to purchase money Liens permitted by Section 7.3(e), provided, that the aggregate amount thereof outstanding at any time shall not exceed $2,000,000.00, (d) Subordinated Debt provided, that the aggregate amount thereof outstanding at any time shall not exceed $2,000,000.00, (e) accounts payable to trade creditors and current operating expenses which are not aged more than ninety (90) calendar days from the billing date or sixty (60) calendar days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings and such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower's independent accountants shall have been established to the satisfaction of Agent in its Permitted Discretion, (f) refinancings of items under clauses (c) and (d) above to the extent such refinancings satisfy the requirements of said clauses, and (g) the endorsement of negotiable instruments for deposit or collection or similar transactions, in each case, in the ordinary course of business. Except to the extent permitted pursuant to applicable Subordination Agreements, Borrower shall not (x) make any payment of any part or all of any Subordinated Debt, (y) repurchase, redeem, prepay or retire any instrument evidencing any such Subordinated Debt prior to maturity, or (z) enter into any agreement (oral or written) which could in any way be construed to amend, modify or alter in a manner adverse to Agent as determined by Agent in its Permitted Discretion or to terminate any one or more instruments or agreements evidencing or relating to any Subordinated Debt, but rather Borrower shall make payments on Subordinated Debt only in accordance with the provisions of the applicable Subordination Agreements.

7.3      LIENS

         Borrower shall not create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral or any of its properties or assets or any of its shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired, except the following (collectively, "PERMITTED LIENS"): (a) Liens under the Loan Documents or otherwise arising in favor of Agent, for the benefit of itself and Lenders, (b) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Agent in its Permitted Discretion,
(c) (i) statutory Liens of landlords (provided that any such landlord has executed a Landlord Waiver and Consent in form and substance satisfactory to Agent in its Permitted Discretion), and of carriers, warehousemen, mechanics and/or materialmen, and (ii) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Agent in its Permitted Discretion,
(d) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations, (e) purchase money Liens (i) securing Indebtedness permitted under Sections 7.2(c) or (f), or (ii) in connection with the purchase by such Person of equipment in the normal course of business; provided, that such payables, Indebtedness and amounts shall not exceed any limits on Indebtedness provided for herein and shall otherwise be Permitted Indebtedness hereunder and such Liens shall only apply to the equipment purchased thereby, (f) Liens necessary and desirable for the operation of such Person's business, provided, that with respect to this clause (f) Agent has consented to such Liens in writing before their creation and existence and the priority of such Liens and the debt secured thereby are both subject and subordinate in right of repayment, liens, security and remedies and in all other respects to the Liens securing the Collateral and to the Obligations and all of the rights and remedies of Agent and each Lender, all in form and substance satisfactory to Agent in its sole discretion, (g) zoning restrictions, easements, rights-of-way, licenses, covenants, restrictions and other similar encumbrances incurred in the ordinary course of business which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the Business of Borrower, and (h) Liens disclosed on Schedule 7.3 as of the Closing Date and replacements thereof.

7.4      INVESTMENTS; INVESTMENT PROPERTY; NEW FACILITIES OR COLLATERAL;
         SUBSIDIARIES

         Borrower shall not, directly or indirectly, (a) merge with, purchase, own, hold, invest in or otherwise acquire any obligations or stock or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture, (b) purchase, own, hold, invest in or otherwise acquire any Investment Property (except those set forth on Schedule 5.3 as of the Closing Date and with respect to which Agent, for itself and the benefit of the Lenders, has a perfected, first priority Lien in form and substance satisfactory to Agent in its Permitted Discretion), or (c) make or permit to exist any loans, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person (other than (i) those created by the Loan Documents, (ii) trade credit extended in the ordinary course of business, (iii) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees, and (iv) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business). Borrower shall not, directly or indirectly, purchase, lease, own, operate, hold, invest in or otherwise acquire any property or asset or any Collateral that is located (A) outside of the continental United States of America or (B) at locations other than the locations set forth on Schedule 5.18B, each of which locations is either owned by Borrower or leased by Borrower but subject to a valid Landlord Waiver and Consent if required by Agent in its Permitted Discretion. Borrower shall not have any Subsidiaries. Except as set forth on Schedule 5.5 as of the Closing Date, Borrower shall not enter into any agreement with any credit card processors to process credit card payments made by Borrower's customers without (i) providing Agent at least thirty (30) calendar days advance written notice, and (ii) entering into a Credit Card Processor Agreement with such Person prior to the commencement of any credit card processing arrangements between Borrower and such Person. No agreement or arrangement between Borrower and any credit card processor to process credit card payments made by Borrower's customers shall be amended, modified or otherwise changed in any manner which would be materially adverse to Agent or any Lender as determined by Agent in its Permitted Discretion without Agent's prior written consent. Notwithstanding any other provision of the Loan Documents and without limiting Agent's other remedies hereunder, to the extent that any agreement or arrangement between Borrower and any credit card processor to process credit card payments made by Borrower's customers is amended, modified or otherwise changed in any manner which would be materially adverse to Agent or any Lender as determined by Agent in its Permitted Discretion without Agent's prior written consent, Agent shall be entitled to require Borrower to either amend such agreement or arrangement on terms satisfactory to Agent in its Permitted Discretion or terminate such arrangement or agreement and to establish a new arrangement or agreement with another credit card processor subject to a Credit Card Processor Agreement.

7.5      DIVIDENDS; REDEMPTIONS; EQUITY

         Notwithstanding any provision of any Loan Document, Borrower shall not
(a) declare, pay or make any dividend or distribution on any shares of capital stock or other securities or interests (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock), (b) apply any of its funds, property or assets to the acquisition, redemption or other retirement of any capital stock or other securities or interests or of any options or warrants to purchase or acquire any of the foregoing; (provided, however, that Borrower may redeem its capital stock from terminated employees, non-employee directors and consultants pursuant to, but only to the extent permitted under, the terms of the related employment or other compensation related agreements as long as no Default or Event of Default has occurred and is continuing or would be caused by or result therefrom), (c) otherwise make any payments, dividends or Distributions to any stockholder, service provider, director or other equity owner in such Person's capacity as such (other than Director Payments), (d) make any payment of any management fee to any Person (other than Director Payments), or (e) issue or sell any capital stock or other equity securities other than Permitted Securities and Permitted Options.

7.6      TRANSACTIONS WITH AFFILIATES

                  Notwithstanding any provision of any Loan Document, Borrower shall not enter into or consummate any transaction of any kind with any of its Affiliates or any Guarantor, if any, or any of their respective Affiliates (including, but not limited to, any real property lease) other than: (a) salary, bonus, stock option and other compensation and employment arrangements with (i) directors or employees in the ordinary course of business, and (ii) consultants in the ordinary course of business both for the Borrower and the consultant as approved by Agent in its Permitted Discretion; provided, that no payments of any bonus, compensation or remuneration or otherwise (except normal salaries, bonuses, grants of Permitted

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

Options, other compensation and commissions consistent with past practices) shall be permitted if an Event of Default has occurred and remains in effect or would be caused by or result from such payment, (b) distributions and dividends permitted pursuant to Section 7.5, (c) transactions with Agent or any Affiliate of Agent, (d) sales and issuances of Permitted Securities, or (e) other transactions and payments under and pursuant to written agreements entered into by and between Borrower and one or more of its Affiliates that both (i) reflect and constitute transactions and payments on overall terms at least as favorable to Borrower as would be the case in an arm's length transaction between unrelated parties of equal bargaining power, and (ii) other than arm's length commercial transaction in the ordinary course of business between Borrower and a Portfolio Company, if Agent requests, are subject to such subordination terms and conditions as determined by Agent in its Permitted Discretion; provided further, that notwithstanding the foregoing or any provision of any Loan Document, Borrower shall not (A) enter into or consummate any transaction or agreement pursuant to which it becomes a party to any mortgage, note, indenture or guarantee evidencing any Indebtedness of any of its Affiliates or otherwise to become responsible or liable, as a guarantor, surety or otherwise, pursuant to agreement for any Indebtedness of any such Affiliate, or (B) other than pursuant to employment agreements in the ordinary course (subject to clause (a) above) and to arm's length commercial transactions in the ordinary course of business between Borrower and a Portfolio Company as permitted above, make any payment to any of its Affiliates in excess of $10,000 individually or $50,000 in the aggregate without the prior written consent of Agent. Notwithstanding any other provision of any Loan Document, Borrower shall not enter into, make, take, do or suffer to exist any transaction, payment or action permitted under this
Section 7.6 if an Event of Default has occurred and remains in effect or would be caused by or result therefrom (other than payments specifically permitted under clauses (a) and (d) (subject to the mandatory prepayment requirements of Section 2.11) and, with respect solely to the commercial transactions with Portfolio Companies referenced therein, (e) of this Section 7.6). Nothing contained in this Section 7.6 shall prohibit Borrower from making payments pursuant to the provisions of applicable Subordination Agreements.

7.7 CHARTER DOCUMENTS AND MATERIAL AGREEMENTS; FISCAL YEAR; DISSOLUTION; USE OF PROCEEDS; INSURANCE POLICIES; DISPOSITION OF COLLATERAL; TAXES; TRADE NAMES

                  Borrower shall not (a) amend, modify, restate or change its certificate of incorporation or bylaws or similar charter documents or the Equipment Lease Agreement or Servicing Agreement in a manner that would be adverse to Agent or any Lender as determined by Agent in its Permitted Discretion; provided, that Borrower may (i) adopt the Approved Amended Charter Documents, and (ii) amend, modify, restate or change its certificate of incorporation without the prior written consent of Agent solely to (A) provide for and effectuate stock splits and reverse stock splits, (B) modify the conversion prices for existing classes of preferred stock from those set forth in Article IV, Section 4(d) of the Borrower's certificate of incorporation as it exists on the date hereof, and/or (C) increase the size or change the composition of the Board of Directors, subject to the provisions of the "Change of Control" definition of this Agreement, (b) amend, modify, restate or change its certificate of incorporation or bylaws or similar charter documents to accelerate or make earlier the date of the redemption of any equity securities of Borrower, (c) change its state of organization or change its corporate name without thirty (30) calendar days prior written notice to Agent, (d) change its fiscal year, (e) amend, alter or suspend or terminate or make provisional in any material way, any Permit the suspension, amendment, alteration or termination of which could reasonably be expected to have, be or result in a Material Adverse Effect without the prior written consent of Agent, (f) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing, (g) use any proceeds of any Loans for "purchasing" or "carrying" "margin stock" as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System for any use not contemplated or permitted by this Agreement, (h) amend, modify, restate or change any insurance policies in any material respect (including, without limitation, any increase in the amount of deductibles or decrease in the coverages and/or loss payees and additional insureds), (i) sell, lease, transfer, pledge, assign or otherwise dispose of any Collateral or any interest therein (except as permitted under this Agreement), (j) engage, directly or indirectly, in any business other than the Business, (k) change its federal tax employer identification number or establish new or additional trade names without providing not less than thirty (30) calendar days advance written notice to Agent, or (l) revoke, alter or amend any Tax Information Authorization (on IRS Form 8821 or otherwise) given to Agent.

7.8      TRANSFER OF ASSETS

                  Borrower shall not sell, lease, transfer, pledge, assign (except as permitted under this Agreement) or otherwise dispose of any Collateral or any interest therein, or agree to do any of the foregoing, except that: (i) Borrower may lease (other than by a sale-leaseback transaction) as lessee real or personal property or surrender all or a portion of a lease of the same, in each case in the ordinary course of business (so long as such lease does not create or result in and is not otherwise a Capitalized Lease Obligation prohibited under this Agreement), provided that such Landlord Waiver and Consents as are required by Agent in its Permitted Discretion are signed and delivered to Agent with respect to any lease of real property; (ii) Borrower may sell obsolete, worn out or replaced equipment or excess equipment no longer needed in the ordinary course of business; (iii) Borrower may sell Inventory in the ordinary course of business; and (iv) Borrower may sell material assets or properties only so long as Borrower complies with the mandatory prepayment provisions of Section 2.11 in connection therewith.

7.9      CONTINGENT OBLIGATIONS AND RISKS

                  Borrower shall not enter into any Contingent Obligations or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person other than endorsing checks in the ordinary course of its Business and Permitted Indebtedness.

7.10     TRUTH OF STATEMENTS

                  Borrower shall not furnish to Agent or any Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

7.11     REAL PROPERTY; NEGATIVE PLEDGE.

                  Except for Permitted Liens, Borrower shall not pledge or grant a Lien on any real property or motor vehicles which it owns at any time to any Person other than Agent for itself and the benefit of Lenders. Borrower shall not enter into any agreement with any other Person or agree to enter into any such agreement that would limit or restrict Borrower's ability to grant to Agent (for the benefit of itself and the Lenders) a first priority, perfected Lien on Borrower's property and assets, tangible and intangible, real and personal, wherever located and whenever arising or existing.

VIII.    EVENTS OF DEFAULT

         The occurrence of any one or more of the following shall constitute an "Event of Default:"

                  (a) Borrower shall fail to pay any amount on the Obligations or provided for in any Loan Document when due (in all cases, whether on any payment date, at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise); provided, however, if Agent does not make an Advance for the payment of interest on the date when due to the extent available and as provided for in this Agreement, then an Event of Default shall occur with respect to such payment of interest if such payment has not been made prior to three (3) Business Days after notice from Agent;

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

                  (b) any representation, statement or warranty made or deemed made by Borrower or Guarantor, if any, in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, shall not be true and correct in all material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect except those made as of a specific date);

                  (c) Borrower or any Guarantor, if any, or other party thereto, other than Agent or any Lender, shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, or any event of default occurs under, any Loan Document and such violation, breach, default, event of default or failure shall not be cured within the applicable period set forth in the applicable Loan Document; provided that, with respect to the affirmative covenants set forth in
Article VI (other than Sections 6.2 (except to the extent of the cure period specified in clause (a) of Article VIII above), 6.3(b), 6.9 (except to the extent of the cure period specified therein) and 6.11, for which there shall be no cure periods, and Section 6.1 for which there shall be a fifteen (15) calendar day cure period from the due dates required pursuant thereto regardless of the knowledge of any Person or any notices), there shall be a thirty (30) calendar day cure period commencing from the earlier of (i) Receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person or any authorized officer thereof knew or became aware, or should reasonably have known or been aware, of such failure, violation, breach or default;

                  (d) (i) any of the Loan Documents ceases to be in full force and effect, or (ii) any Lien created thereunder ceases to constitute a valid first priority (other than with respect to property or assets covered by Priority Permitted Liens and unless such failure arises solely from the acts of Agent or any Lender) perfected Lien on the Collateral in accordance with the terms thereof, or Agent, for the benefit of itself and Lenders, ceases to have a valid perfected first priority (subject to Priority Permitted Liens and unless such failure arises solely from the acts of Agent or any Lender) security interest in any of the Collateral or any securities pledged to Agent, for the benefit of itself and Lenders, pursuant to the Loan Documents; provided, that, with respect to non-material breaches or violations under clause (ii) of this
Section 8(d), there shall be a ten (10) Business Day cure period commencing from the earlier of (A) Receipt by the Borrower or Agent or any Lender of written notice of such breach or violation or of any event, fact or circumstance constituting or resulting in any of the foregoing, and (B) the time at which any of the foregoing Persons or any authorized officer thereof knew or became aware, or should have known or been aware, of such breach or violation and resulting Event of Default or of any event, fact or circumstance constituting or resulting in any of the foregoing;

                  (e) one or more judgments or decrees is rendered against Borrower or any Guarantor, if any, in an amount in excess of $150,000 individually or $300,000 in the aggregate, which is/are not satisfied, stayed, vacated or discharged of record within 30 calendar days of being rendered;

                  (f) (i) any default or breach occurs, which is not cured within any applicable grace period or waived, (x) in the payment of any amount with respect to any Indebtedness (other than the Obligations) of Borrower or any Guarantor, if any, in excess of $250,000 individually or in the aggregate, (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which Borrower or any Guarantor, if any, is a party or to which any of their properties or assets are subject or bound under or pursuant to which any Indebtedness in excess of $250,000 individually or in the aggregate was issued, created, assumed, guaranteed or secured, or (3) that is between Borrower or any Guarantor, if any, and Agent or any Lender or Affiliate of Agent or any Lender (other than the Loan Documents), or (ii) any Indebtedness of Borrower or any Guarantor, if any, in excess of $250,000 individually or in the aggregate (other than the Obligations) is declared to be due

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

and payable or is required to be paid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or any obligation of such Person for the payment of any such Indebtedness (y) is not paid when due or within any applicable grace period, or (z) becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs any event which would cause any such obligation to become, or allow any such obligation to be declared, due and payable;

                  (g) Borrower or any Guarantor, if any, shall (i) be unable to pay its debts generally as they become due, (ii) file a petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or shall otherwise be dissolved or liquidated, or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute;

                  (h) (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of Borrower or any Guarantor, if any, or the whole or any substantial part of any such Person's properties, which shall continue unstayed and in effect for a period of sixty (60) calendar days, (B) shall approve a petition filed against Borrower or any Guarantor, if any, seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other applicable law or statute, which is not dismissed within sixty (60) calendar days or, (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of Borrower or any Guarantor, if any, or of the whole or any substantial part of any such Person's properties, which is not irrevocably relinquished within sixty (60) calendar days, or (ii) there is commenced against Borrower or any Guarantor, if any, any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, which (A) is not unconditionally dismissed within sixty (60) calendar days after the date of commencement, or (B) is with respect to which Borrower or any Guarantor, if any, takes any action to indicate its approval of or consent;

                  (i) (i) any Change of Control or Material Adverse Effect or Material Adverse Change occurs, or (ii) Borrower or any Guarantor, if any, engages, directly or indirectly (or Agent or any Lender receives any indication that Borrower or any Guarantor, if any, has engaged) in any type of activity which, in Agent's Permitted Discretion, might reasonably result in forfeiture of any Eligible Inventory to any Governmental Authority which shall have continued unremedied for a period of twenty (20) calendar days after written notice from Agent;

                  (j) uninsured damage to, or loss, theft or destruction of, any portion of the Collateral occurs that exceeds $100,000 in the aggregate;

                  (k) Borrower or any of its directors or senior officers is criminally indicted or convicted of a felony or under any law that could lead to a forfeiture by Borrower of any material (as determined in Agent's Permitted Discretion) Collateral;

                  (l) the issuance of any process for levy, attachment or garnishment or execution in an amount that exceeds $100,000 in the aggregate upon or prior to any judgment against Borrower or any Guarantor, if any, or any of their material property or assets or any of the Collateral, in each case which is/are not satisfied, stayed, vacated, dismissed or discharged within 30 calendar days of being issued or executed;

                  (m) (i) any default or breach occurs, which is not cured within any applicable grace period or waived, under the Equipment Lease Agreement or the Servicing Agreement or any agreement or arrangement between Borrower and any Person providing credit card processing services to Borrower,

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

(ii) the Equipment Lease Agreement or Servicing Agreement terminates other than as contemplated by its terms as in effect on the date hereof; (iii) any agreement or arrangement between Borrower and any Person providing credit card processing services to Borrower terminates or is amended or modified if, as determined by Agent in its Permitted Discretion, such termination or amendment or modification could adversely affect Agent's rights and remedies, including, without limitation, access to the Collateral, or (iv) any default or breach occurs, which is not cured within any applicable grace period or waived, under, or any amendment or modification is entered into with respect to or of, the Warehouse Lease Agreement which as determined by Agent in its Permitted Discretion could adversely affect Agent's rights and remedies, including, without limitation, access to the Collateral; or

                  (n) Borrower or any Guarantor, if any, does or causes to be done, or enters into or becomes a party to any agreement or commitment to do or cause to be done, any of the things described in this Article VIII or otherwise prohibited by any Loan Document (subject to any cure periods set forth therein);

then, and in any such event, notwithstanding any other provision of any Loan Document, (I) Agent may (and at the request of Requisite Lenders, shall), by notice to Borrower (i) terminate Lenders' obligations hereunder, whereupon the same shall immediately terminate, and/or (ii) declare all or any of the Loans and/or Notes, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8(d), (g), or (h), in which event all of the foregoing shall automatically and without further act by Agent or any Lender be due and payable and Lenders obligations hereunder shall automatically terminate), in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, and (II) effective immediately upon Receipt of notice from Agent (unless specifically prohibited and provided for in Article VII, in which case effective immediately upon an Event of Default without any action of Agent or Lenders), no action permitted to be taken under Article VII hereof may be taken.

IX.      RIGHTS AND REMEDIES AFTER DEFAULT

9.1      RIGHTS AND REMEDIES

                  (a) In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Agent shall have the right to (and at the request of Requisite Lenders, shall) exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of Borrower or any Guarantor, if any, held by Agent, for the benefit of Lenders, or Lenders to reduce the Obligations, (ii) foreclose the Liens created under the Loan Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as Borrower or any Guarantor, as applicable, might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and neither Borrower nor any Guarantor, if any, shall resist or interfere with such action, (vii) at Borrower's expense, require that all or any part of the Collateral be assembled and made available to Agent at any place designated by Agent in its Permitted Discretion, (viii) reduce or otherwise change the Facility Cap, the Availability, Base Advance Rates, Base Inventory Advance Percentages, Base Outstanding Amount, Seasonal Advance Rates, Seasonal Inventory Advance Percentages, Enhanced September Advance Rate, Enhanced September Inventory Advance Percentage, Regular September Availability, Net Recovery Value Percentage(s) and/or any component of the foregoing, and/or (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon. Notwithstanding any provision of any Loan Document, Agent, in its Permitted Discretion, shall have the right, at any time that Borrower fails to do

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

so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder; (ii) pay for the performance of any of the Obligations; (iii) discharge taxes, levies and/or Liens on any of the Collateral that are in violation of any Loan Document unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (iv) pay for the maintenance, repair and/or preservation of the Collateral. Such expenses and advances shall be added to the Obligations until reimbursed to Agent and shall be secured by the Collateral, and such payments by Agent shall not be construed as a waiver by Agent or Lenders of any Event of Default or any other rights or remedies of Agent and Lenders.

                  (b) Subject to applicable law, Borrower agrees that notice received by it at least ten (10) calendar days before the time of any intended public sale, private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Borrower. At any sale or disposition of Collateral or securities pledged, Agent may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by Borrower or any Guarantor, if any, which right is hereby waived and released. Borrower covenants and agrees not to, and agrees not to permit or cause its Affiliates to, interfere with or impose any obstacle to Agent's exercise of its rights and remedies with respect to the Collateral. In dealing with or disposing of the Collateral or any part thereof, Agent and Lenders shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

9.2      APPLICATION OF PROCEEDS

                  In addition to any other rights, options and remedies Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder upon the occurrence and continuation of an Event of Default shall be applied in the following order of priority: (i) first, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Borrower's business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Agent or Lenders may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Agent or Lenders may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, in-house documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys' fees and all expenses, liabilities and advances made or incurred in connection therewith); (ii) second, to the payment of all Obligations in such order as determined by Agent in its sole discretion; (iii) third, to the satisfaction of indebtedness secured by any subordinate security interest of record in the Collateral if written notification of demand therefor is received before distribution of the proceeds is completed, provided, that, if requested by Agent, the holder of a subordinate security interest shall furnish reasonable proof of its interest, and unless it does so, Agent and Lenders need not address their claims; and (iv) fourth, to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction, provided that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this Section (other than Section 9.2(iii) to the extent the Obligations have been indefeasibly paid in full in cash).

9.3      RIGHTS TO APPOINT RECEIVER

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

                  Without limiting and in addition to any other rights, options and remedies Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of an Event of Default, Agent and Lenders shall have the right to apply for a receiver appointed by a court of competent jurisdiction in any action taken by Agent to enforce its and Lenders' rights and remedies in order to manage, protect and preserve the Collateral and continue the operation of the business of Borrower and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

9.4      ATTORNEY IN FACT

                  Borrower hereby irrevocably appoints Agent, for its benefit and the benefit of Lenders, as its attorney in fact to take any action Agent deems in its Permitted Discretion necessary or desirable upon the occurrence and continuation of an Event of Default to protect and realize upon its and Lenders' Lien in the Collateral, including the execution and delivery of any and all documents or instruments related to the Collateral in Borrower's name, and said appointment shall create in Agent, for its benefit and the benefit of Lenders, a power coupled with an interest.

9.5      BLOCKED ACCOUNTS

                  Without limiting any other provision of any Loan Document and in addition to any other rights, options and remedies, Agent and Lenders have under the Loan Documents, the UCC, at law or in equity, upon the occurrence and continuation of any Event of Default, Agent shall have the right to exercise control over all Deposit Accounts, General Intangibles, Securities and Investment Property of Borrower and to otherwise require that all amounts in and proceeds of any or all of the foregoing and that all cash payments received by Borrower are paid and delivered directly into a blocked account under the sole dominion and control of Agent and that all such amounts are immediately transferred into a depository account(s) maintained by Agent or its Affiliate at such bank as Agent may determine in its sole discretion.

9.6      RIGHTS AND REMEDIES NOT EXCLUSIVE

                  Agent shall have the right in its sole discretion to determine which rights, Liens and/or remedies Agent or Lenders may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Agent's or Lenders' rights, Liens or remedies under any Loan Document, applicable law or equity. The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Agent described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Agent otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X.       WAIVERS AND JUDICIAL PROCEEDINGS

10.1     WAIVERS

                  Except as expressly provided for herein, Borrower hereby waives set off, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description. Borrower hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Agent or any Lender to obtain an order of court recognizing the assignment of, or Lien of Agent, for the benefit of itself and Lenders, in and to, any Collateral.

10.2     DELAY; NO WAIVER OF DEFAULTS

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

                  No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Agent's or Lenders' part in enforcing any such provision shall affect the liability of Borrower or any Guarantor, if any, or operate as a waiver of such provision or affect the liability of Borrower or any Guarantor, if any, or preclude any other or further exercise of such provision. No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Loan Document, by completing the Closing under this Agreement and/or by making Advances neither Agent nor any Lender waives any breach of any representation or warranty of under any Loan Document, and all of Agent's and Lenders' claims and rights resulting from any such breach or misrepresentation are specifically reserved.

10.3     JURY WAIVER

                  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

10.4     AMENDMENT AND WAIVERS

                  No provision of any Loan Document may be changed, amended, modified, terminated, restated, waived, supplemented, discharged or cancelled orally or by any course of dealing or in any other manner, and no consent to any departure by Borrower therefore shall be effective, other than by a written agreement signed by Borrower, Agent and Requisite Lenders; provided, that no consent or agreement by Borrower shall be required to amend, modify, change, restate, waive, supplement, discharge, cancel or terminate any provision of
Article 12 (other than subparagraph (g) thereof) so long as no additional duties are required to be assumed by Borrower; and provided further, that no amendment, modification, termination, or waiver shall, unless in writing and signed by each Lender directly affected thereby, do any of the following and that the agreement of Borrower shall not be required for any amendment, modification, termination, or waiver that does any of the following (other than item (vi) below to the extent adverse to Borrower and unless any of the following would increase any commitment fee owing by Borrower): (i) increase the Commitment of any individual Lender (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate of interest on or fees payable with respect to any Loan; (iii) extend the scheduled due date, or reduce the amount due on any scheduled due date, of any installment of principal, interest, or fees payable with respect to any Loan, or waive, forgive, extend, defer or postpone the payment thereof; (iv) change the percentage of the Commitments, of the aggregate unpaid principal amount of the Loans, or of Lenders which shall be required for Lenders or any of them to take any action hereunder (which action shall be deemed to directly affect all Lenders); (v) except as otherwise permitted herein or in the other Loan Documents, release any Guaranty or release any of the Collateral (which action shall be deemed to directly affect all Lenders) (provided, that consent to such release shall not be required if such release is made after and during the continuance of an Event of Default in connection with the sale or disposition of the Collateral by Agent); (vi) amend, modify or waive this Section 10.4 or the definitions of the terms used in this Section 10.4 insofar as the definitions affect the

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substance of this Section 10.4 (which action shall be deemed to directly affect all Lenders); (vii) consent to the assignment or other transfer by Borrower or any other party (other than Agent or any Lender) to any Loan Documents of any of their rights and obligations under any Loan Document; and, provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of Agent under any Loan Document shall in any event be effective, unless in writing and signed by Agent, in addition to Lenders required herein above to take such action. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default (if in connection therewith Lenders have exercised their right to suspend the making or incurrence of further Advances) or any Event of Default shall be effective for purposes of the conditions precedent to the making of Advances unless the same shall be in writing and signed by the Requisite Lenders with respect to the Lenders and Borrower. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent, for the benefit of itself and the benefit of Lenders, to take additional Collateral pursuant to any Loan Document. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.4 shall be binding upon all parties hereto.

XI.      EFFECTIVE DATE AND TERMINATION

11.1     EFFECTIVENESS AND TERMINATION

                  Subject to Agent's and Lenders' rights to accelerate the Loans and terminate and cease making and funding Loans upon or after any Event of Default, this Agreement shall continue in full force and effect until the later of the Maturity Date and the full performance and indefeasible payment in full in cash of all Obligations, unless terminated sooner as provided in this Section
11.1. Borrower may not terminate this Agreement or the Revolving Facility without terminating the entire Agreement and indefeasibly repaying all Obligations in cash. Subject to Section 3.4 and the rest of this Section 11.1, Borrower may terminate this Agreement at any time upon not less than twenty (20) calendar days' prior written notice to Agent and upon full performance and indefeasible payment in full in cash of all Obligations on or prior to such 30th calendar day after Receipt by Agent of such written notice. Upon the earlier of the Maturity Date and any such termination by Borrower, the obligation of Lenders to make Advances under the Revolving Facility and all other obligations of the Lenders hereunder shall terminate. All of the Obligations shall be immediately due and payable upon the earlier of the Maturity Date and any such termination prior to the Maturity Date on the termination date stated in any notice of termination, as applicable (the "TERMINATION DATE"); provided, that, notwithstanding any other provision of any Loan Document, a Termination Date voluntarily caused by Borrower shall be effective no earlier than the first Business Day of the month following the expiration of the twenty (20) calendar days' prior written notice period. Notwithstanding the foregoing, any termination notice by Borrower pursuant to this Section 11.1 shall be revocable; provided, that any revocation shall be by written notice by Borrower to Agent and to the extent Borrower wishes to terminate this Agreement after any such revocation they shall do so only in compliance with the time periods and other requirements of this Section 11.1 (i.e., once a termination notice is revoked, any subsequent termination notice shall be subject to the full advance notice and effectiveness requirements of this Section 11.1). Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect any Lender's or Agent's rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations have been fully performed and indefeasibly paid in cash in full. The Liens granted to Agent, for the benefit of itself and Lenders, under the Loan Documents and the financing statements filed pursuant thereto and the rights and powers of Agent and Lenders shall continue in full force and effect notwithstanding the fact that Borrower's borrowings hereunder may from time to time be in a zero or credit position until all of the Obligations have been fully performed and indefeasibly paid in full in cash.

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

11.2     SURVIVAL

                  All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower or any Guarantor, if any, in any Loan Document shall survive the execution and delivery of the Loan Documents, the Closing, the making and funding of the Loans and any termination of this Agreement until all Obligations are fully performed and indefeasibly paid in full in cash. The obligations and provisions of Sections 3.4 (to the extent the obligations thereunder are not paid), 3.6 (to the extent the obligations thereunder are not paid), 6.13, 10.1, 10.2, 10.3, 11.1, 11.2, 13.1,
13.3, 13.4, 13.7, 13.9 and Article XII shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.

XII.     AGENCY PROVISIONS

12.1     AGENT

                  (a) Appointment. Each Lender hereby designates and appoints CapitalSource as the administrative agent, payment agent, and collateral agent, under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes CapitalSource, as the administrative agent, payment agent, and collateral agent for such Lender, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Agent agrees to act as such on the conditions contained in this Article 12. The provisions of this Article 12 are solely for the benefit of Agent and Lenders, and Borrower shall have no rights as a third-party beneficiary of any of the provisions of this Article 12 other than the second sentence of Section 12.1(h)(iii). Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

                  (b) Nature of Duties. In performing its functions and duties under this Agreement, Agent is acting solely on behalf of Lenders and its duties are administrative in nature and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Lenders, other than as expressly set forth herein and in the other Loan Documents, or Borrower. Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Except for information, notices, reports, and other documents expressly required to be furnished to Lenders by the Agent hereunder or given to the Agent for the account of or with copies for Lenders, each Lender shall make its own independent investigation of the financial condition and affairs of Borrower in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of Borrower, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter. If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send prior written notice thereof to each Lender. Agent shall promptly notify (in writing) each Lender any time that the applicable percentage of Lenders have instructed Agent to act or refrain from acting pursuant hereto.

                  (c) Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, managers, members, equity owners, employees or agents shall be liable to any Lender for any action lawfully taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith. Notwithstanding the foregoing, Agent shall be obligated on the terms set forth herein for performance of its express duties and obligations hereunder, and Agent shall be liable with respect to its own gross negligence or willful misconduct. Agent shall not be liable for any

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

apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account. Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties made by Borrower herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of Borrower. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement or any of the Loan Documents or the financial condition of Borrower, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the applicable percentage of Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the applicable percentage of Lenders and notwithstanding the instructions of Lenders, Agent shall have no obligation to take any action if it, in good faith believes that such action exposes Agent or any of its officers, directors, managers, members, equity owners, employees or agents to any personal liability unless Agent receives an indemnification reasonably satisfactory to it from Lenders with respect to such action.

                  (d) Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

                  (e) Indemnification. Each Lender, severally and not (i) jointly or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless Agent and its officers, directors, managers, members, equity owners, employees and agents (to the extent not reimbursed by Borrower or the Guarantors, if any), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this subsection of the total outstanding obligations (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Pro Rata Share immediately prior to such date of the total outstanding obligations), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent or any of its officers, directors, managers, members, equity owners, employees or agents in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Agent under this Agreement or any of the other Loan Documents; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from Agent's gross negligence or willful misconduct. The obligations of Lenders under this Article 12 shall survive the payment in full of the Obligations and the termination of this Agreement.

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

                  (f) CapitalSource Individually. With respect to the Loans made by it, and the Notes issued to it, CapitalSource shall have and may exercise the same rights and powers hereunder and under the other Loan Documents and is subject to the same obligations and liabilities as and to the extent set forth herein and the other Loan Documents as any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include CapitalSource in its individual capacity as a Lender or one of the Requisite Lenders. CapitalSource may lend money to, and generally engage in any kind of banking, trust or other business with Borrower or any Subsidiary or Affiliates of Borrower as if it were not acting as Agent pursuant hereto.

                  (g)      Successor Agent.

                           (i)      Resignation. Agent may resign from the
performance of all or part of its functions and duties hereunder at any time by giving at least thirty (30) days' prior written notice to Borrower and Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided below.

                           (ii)     Appointment of Successor. Upon any such
notice of resignation pursuant to clause (g)(i) above, Requisite Lenders shall appoint a successor Agent reasonably acceptable to Borrower, which consent shall not be unreasonably withheld, delayed or conditioned. If a successor Agent shall not have been so appointed within said thirty (30) day period, the retiring Agent, upon notice to Borrower, may, on behalf of Lenders, then appoint a successor Agent reasonably acceptable to Borrower, which consent shall not be unreasonably withheld, delayed or conditioned, who shall serve as Agent until such time, as Requisite Lenders, appoint a successor Agent as provided above. If no successor Agent has been appointed pursuant to the foregoing within said thirty (30) day period, the resignation shall become effective and Requisite Lenders shall thereafter perform all the duties of Agent hereunder, until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

                           (iii)    Successor Agent. Upon the acceptance of any
appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and, upon the earlier of such acceptance or the effective date of the retiring Agent's resignation, the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, except that any indemnity rights or other rights in favor of such retiring Agent shall continue. After any retiring Agent's resignation as Agent under the Loan Documents, the provisions of this
Article 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

                  (h)      Collateral Matters.

                           (i)      Collateral. Each Lender agrees that any
action taken by the Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents relating to the Collateral, and the exercise by the Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and the Agent. Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection herewith and with the Loan Documents in connection with the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by Borrower or any of its Subsidiaries; (iii) act as collateral agent for Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary

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

or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Loan Documents relating to the Collateral, and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to such Agent and Lenders with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

                           (ii)     Release of Collateral. Lenders hereby
irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent for the benefit of Lenders upon any property covered by the Loan Documents (A) upon termination of this Agreement and payment and satisfaction in full of all Obligations; (B) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of the Loan Documents (and Agent may rely in good faith conclusively on any such certificate, without further inquiry); or (C) constituting property leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended.

                           (iii)    Confirmation of Authority; Execution of
Releases. Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 12.1(h)(i) and (ii)), each Lender agrees to confirm in writing, upon request by Borrower, the authority to release any property covered by this Agreement or the Loan Documents conferred upon Agent under Section 12.1(h)(ii). So long as no Event of Default is then continuing, upon receipt by Agent of confirmation from the requisite percentage of Lenders, of its authority to release any particular item or types of property covered by this Agreement or the Loan Documents, and upon at least five (5) Business Days prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon such Collateral; provided, however, that (A) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty (other than that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person's own acts), and (B) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any Subsidiary of Borrower, in respect of), all interests retained by Borrower or any Subsidiary of Borrower, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the Loan Documents.

                           (iv)     Absence of Duty. Agent shall have no
obligation whatsoever to any Lender or any other Person to assure that the property covered by this Agreement or the Loan Documents exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent on behalf of Lenders herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, enforced or maintained or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 12.1(h) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by this Agreement or the Loan Documents or any act, omission, or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent's own interest in property covered by this Agreement or the Loan Documents as one of Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders; provided, that Agent shall exercise the same care which it would in dealing with loans for its own account. Notwithstanding the foregoing, Agent shall be liable with respect to its own gross negligence or willful misconduct.

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                  (i)      Agency for Perfection. Each Lender hereby appoints
Agent as agent for the purpose of perfecting Lenders' security interest in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor, shall deliver such Collateral to Agent or in accordance with Agent's instructions.

                  (j) Exercise of Remedies. Except as set forth in Section 12.3, each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any Loan Document or to realize upon any collateral security for the Loans, it being understood and agreed that such rights and remedies may be exercised only by Agent.

12.2     CONSENTS

                  (a) In the event Agent requests the consent of a Lender and does not receive a written denial thereof within five (5) Business Days after such Lender's receipt of such request, then such Lender will be deemed to have given such consent so long as such request contained a notice stating that such failure to respond within five (5) Business Days would be deemed to be a consent by such Lender.

                  (b) In the event Agent requests the consent of a Lender in a situation where such Lender's consent would be required and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Loans to Agent for a price equal to the then outstanding principal amount thereof due such Lender plus accrued and unpaid interest and fees due such Lender, which principal, interest and fees will be paid to the Lenders when collected from Borrower. In the event that Agent elects to require any Lender to assign its interest to Agent pursuant to this Section 12.2, Agent will so notify such Lender in writing within forty-five (45) days following such Lender's denial, and such Lender will assign its interest to Agent no later than five (5) calendar days following receipt of such notice.

12.3     SET OFF AND SHARING OF PAYMENTS

                  In addition to any rights and remedies now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, to the fullest extent permitted by law and regardless of the adequacy of any Collateral, with reasonably prompt subsequent notice to Borrower or to any other Person (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances (general or special, time or demand, provisional or final) held by such Lender or such holder at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (b) other property at any time held or owing by such Lender or such holder to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations which are not paid when due; except that no Lender or any such holder shall exercise any such right without the prior written notice to Agent; provided, however, that the failure to give notice to Borrower or to any other Person shall not affect the validity of such set-off and application. Any Lender which has exercised its right to set off or otherwise has received any payment on account of the Obligations shall, to the extent the amount of any such set off or payment exceeds its Pro Rata Share of payments obtained by all the Lenders on account of such Obligations, purchase for cash (and the other Lenders or holders of Revolving Loans shall sell) participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender or holders in accordance with their respective Pro Rata Share; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such purchasing

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Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders, and (b) any Lender or holder so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of Loans and other Obligations in the amount of such participation.

12.4     DISBURSEMENT OF FUNDS

                  Agent may, on behalf of Lenders, disburse funds to Borrower for Advances requested. Each Lender shall reimburse Agent on demand for its Pro Rata Share of all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Advance before Agent disburses same to Borrower. If Agent elects to require that funds be made available prior to disbursement to Borrower, Agent shall advise each Lender by telephone, telex or telecopy of the amount of such Lender's Pro Rata Share of such requested Advance no later than one (1) Business Day prior to the funding date applicable thereto, and each such Lender shall pay Agent such Lender's Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent's account not later than 3:00 p.m. (New York City time). If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent. Any repayment required pursuant to this Section 12.4 shall be without premium or penalty. Nothing in this Section 12.4 or elsewhere in this Agreement or the other Loan Documents, including without limitation the provisions of Section 12.5, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

12.5     SETTLEMENTS; PAYMENTS AND INFORMATION

                  (a)      Advances; Payments; Interest and Fee Payments.

                           (i)      The amount of outstanding Loans pursuant to
Advances may fluctuate from day to day through Agent's disbursement of funds to, and receipt of funds from, Borrower. In order to minimize the frequency of transfers of funds between Agent and each Lender notwithstanding terms to the contrary set forth in Section 12.4, Advances and repayments may be settled according to the procedures described in Sections 12.5(a)(ii) and 12.5(a)(iii) of this Agreement. Payments of principal, interest and fees in respect of the Loans will be settled, in accordance with each Lender's Pro Rata Share on the first Business Day after such payments are received. Notwithstanding these procedures, each Lender's obligation to fund its Pro Rata Share of any Advances made by Agent to Borrower will commence on the date such Advances are made by Agent; provided, however, nothing contained in this Agreement shall obligate a Lender to make an Advance at any time an Event of Default exists. Such payments will be made by such Lender without set-off, counterclaim or reduction of any kind.

                           (ii)     Once each week, or more frequently
(including daily), if Agent so elects (each such day being a "SETTLEMENT DATE"), Agent will advise each Lender by 1:00 p.m. (New York City time) by telephone, telex, or telecopy of the amount of each such Lender's Pro Rata Share of the outstanding Loans. In the event payments are necessary to adjust the amount of such Lender's share of the Loans to such Lender's Pro Rata Share of the Loans, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other's account not later than 3:00 p.m. (New York City time) on the Business Day following the Settlement Date.

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                           (iii)    On the first Business Day of each month
("INTEREST SETTLEMENT DATE"), Agent will advise each Lender by telephone or facsimile of the amount of interest and fees charged to and collected from Borrower for the proceeding month in respect of the applicable Loans. Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender's account (as specified by such Lender on Schedule A of this Agreement as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 3:00 p.m. (New York City time) on the next Business Day following the Interest Settlement Date such Lender's share of such interest and fees.

                  (b)      Availability of Lenders' Pro Rata Share.

                           (i)      Unless Agent has been notified by a Lender
prior to any proposed funding date of such Lender's intention not to fund its Pro Rata Share of the Advance amount requested by Borrower, Agent may assume that such Lender will make such amount available to Agent on the proposed funding date or the Business Day following the next Settlement Date, as applicable; provided, however, nothing contained in this Agreement shall obligate a Lender to make an Advance at any time an Event of Default exists. If such amount is not, in fact, made available to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim, or deduction of any kind.

                           (ii)     Nothing contained in this Section 12.5(b)
will be deemed to relieve a Lender of its obligation to fulfill its commitments or to prejudice any rights Agent or Borrower may have against such Lender as a result of any default by such Lender under this Agreement.

                  (c)      Return of Payments.

                           (i)      If Agent pays an amount to a Lender under
this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

                           (ii)     If Agent determines at any time that any
amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any solvency law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

12.6     DISSEMINATION OF INFORMATION

                  Upon request by each Lender, the Agent will distribute promptly to such Lender, unless previously provided by Borrower to such Lender, copies of all notices, schedules, reports, projections, financial statements, agreements and other material and other information, including, but not limited to, financial and reporting information received from Borrower or their Subsidiaries or generated by a third party (and excluding only internal information generated by CapitalSource for its own use as a Lender or as Agent), as provided for in this Agreement and the other Loan Documents as received by Agent. Agent shall not be liable to Lenders for any failure to comply with its obligations under this Section 12.6, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct.

XII.     MISCELLANEOUS

13.1     GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS; VENUE

                  The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to its choice of law provisions. Any judicial proceeding against Borrower or any party to the Loan Documents (other than Agent or Lenders) with respect to the Obligations, any Loan Document or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of Maryland. By execution and delivery of each Loan Document to which it is a party, Borrower (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 13.5 hereof, and (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue, convenience or forum non conveniens. Nothing shall affect the right of Agent or any Lender to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against Borrower or any such other Person (other than Agent or Lenders) in the courts of any other jurisdiction having jurisdiction. Any judicial proceedings against Agent or any Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in the State of Maryland. All parties acknowledge that they participated in the negotiation and drafting of this Agreement with the assistance of counsel and that, accordingly, no party shall move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

13.2     SUCCESSORS AND ASSIGNS; ASSIGNMENTS AND PARTICIPATIONS

                  (a) Each Lender may at any time assign, transfer or sell all or a portion of its rights and delegate all or a portion of its rights and/or obligations under the Loan Documents (including all its rights and obligations with respect to the Loans, Obligations and/or Collateral) to one or more Persons (a "TRANSFEREE"); provided, that such assignment shall be in an amount equal to the lesser of (i) at least $500,000 and (ii) the remaining unpaid Obligations owing to such Lender by the Borrower; provided, however, that notwithstanding anything to the contrary in this Section 13.2(a), CapitalSource hereby agrees that so long as any Obligations (other than indemnity obligations under the Loan Documents that are not then due and payable or for which any events or claims that would give rise thereto are not then pending) remain outstanding and no Default or Event of Default has occurred and is continuing, its aggregate Commitments shall equal at least fifty and one-tenth of one percent (50.1%) of the total aggregate Commitments. Notwithstanding anything to the contrary in this Agreement (including, without limitation, any limitation set forth in this Section 13.2(a)), there shall be no limitation or restriction on CapitalSource's ability to assign, pledge or otherwise transfer any Note, Obligation or Loan Document pursuant to Section 13.2(e). The Transferee and such assigning Lender shall execute and deliver to Agent a Lender Addition Agreement. Upon such execution, delivery, acceptance and recording of, and from and after the effective date determined pursuant to, such Lender Addition Agreement, (i) the Transferee thereunder shall be a party hereto as a Lender and, to the extent provided in such Lender Addition Agreement, have the same rights, benefits and obligations as a Lender hereunder, (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment or assigned portion thereof, as the case may be, to the extent of the assignment or transfer to the Transferee pursuant to such Lender Addition Agreement (and, in the case of a Lender Addition Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but shall nevertheless continue to be entitled to the benefits of Sections 13.4 and 13.7). Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the Transferee and that the Transferee shall be considered to be a "Lender" hereunder. If applicable, each Lender (including registered assignees) that is organized under the laws of a jurisdiction other than the United States of America or a state thereof shall, and shall cause each of its assignees to, provide to the Agent on or prior to the effective date of any assignment an appropriate Internal Revenue Service form supporting such Foreign Lender's or assignee's position that no withholding by any Credit Party or the Agent for United States income tax payable by such Foreign Lender or assignee in respect of amounts received by it hereunder is required. Under this Agreement, an appropriate Internal Revenue Service form shall mean Internal Revenue Service Form W-8BEN or W-8ECI, or any successor or related forms adopted by relevant United States taxing authorities.

                  (b) The Agent shall maintain a copy of each Lender Addition Agreement delivered to it and a written or electronic register (the "REGISTER") for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amounts of the Loans owing to, and the Notes evidencing such Loans owned by, each Lender from time to time. Notwithstanding anything in this Agreement to the contrary, each party hereto shall treat each Person whose name is recorded in the Register as the owner of the Loans, the Notes and the Commitment recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a Lender Addition Agreement executed by an assigning Lender and a Transferee, the Agent shall (i) promptly accept such Lender Addition Agreement and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give prompt notice of such acceptance and recordation to the Lenders and the Borrower. The assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned, and the Borrower, at their own expense, shall, upon the request of the Agent by the assigning Lender or the Transferee, as applicable, execute and deliver to the Agent, within five (5) Business Days of any request, new Notes to reflect the interest held by the assigning Lender and its Transferee.

                  (c) In addition assignments, transfers and/or sales pursuant to Section 13.2(b), each Lender may at any time sell participations in all or any part of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Loans, Obligations and/or Collateral) to one or more Persons (a "PARTICIPANT"). In the event of any such sale by a Lender of a participation to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan (and any Note evidencing such Loan) for all purposes under the Loan Documents and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents. Any agreement pursuant to which any Lender shall sell any such participation shall provide that such Lender shall retain the sole right and responsibility to exercise such Lender's rights and enforce Borrower's obligations under the Loan Documents, including the right to consent to any amendment, supplement, modification or waiver of any provision of any Loan Document; provided, that such participation agreement may provide that such Lender will not agree, without the consent of the Participant, to any amendment, supplement, modification or waiver of: (i) any reduction in the principal amount, interest rate or fees payable with respect to any Loan in which such holder participates; (ii) any extension of the termination date of this Agreement or the date fixed for any payment of principal, interest or fees payable with respect to any Loan in which such holder participates; and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of the Loan Documents). Borrower hereby acknowledges and agrees that the Participant under each participation shall, solely for the purposes of Sections 10.4(b) and (c), 13.4 and 13.7 of this Agreement be considered to be a "Lender" hereunder.

                  (d) Except as otherwise provided in this Section 13.2 no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans or other Obligations owed to such Lender. Agent and Lenders may furnish to Transferees and Participants (including prospective Transferees and Participants) any information concerning Borrower and their

Subsidiaries in the possession of that Lender from time to time and any other information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document. Borrower agrees to use commercially reasonable efforts to cooperate with and to take all actions reasonably requested by any Lender in assigning, transferring or selling (by participation or otherwise) any part of the Loans made by such Lender to another Person identified by such Lender.

                  (e) Notwithstanding and without limiting any other provision in any Loan Document, any Lender may at any time create a security interest in all or any portion of its rights and/or obligations in and under the Loan Documents (including all its rights and obligations with respect to the Loans, Notes, Obligations and/or Collateral). Notwithstanding anything in the Loan Documents to the contrary, (i) CapitalSource and its Affiliates shall not be required to execute and deliver a Lender Addition Agreement in connection with any transaction involving its Affiliates, lenders or financing or funding sources, (ii) no lender to or financing or funding source of CapitalSource or its Affiliates shall be considered a Transferee, (iii) there shall be no limitation or restriction on CapitalSource's ability to assign or otherwise transfer any Loan Document, Loan, Note or Obligation (or any of its rights thereunder or interest therein) to any such Affiliate or lender or financing or funding source, and (iv) there shall be no limitation or restriction on such Affiliates' or lenders' or financing or funding sources' ability to assign or otherwise transfer any Loan Document, Loan, Note or Obligation (or any of its rights thereunder or interest therein); provided, however, CapitalSource shall continue to be liable as a "Lender" under the Loan Documents unless such Affiliate or lender or funding or financing source executes a Lender Addition Agreement and thereby becomes a "Lender."

                  (f) The Loan Documents shall inure to the benefit of each Lender, Agent, Transferee, Participant (to the extent expressly provided therein only) and all future holder of the Notes, Obligations and/or any of the Collateral, and each of their respective successors and assigns. Each Loan Document shall be binding upon the Persons (other than Lenders, Agent, Transferees, Participants, holders of the Notes and their respective successors and assigns) that are parties thereto and their respective successors and assigns, and no such Person (other than Lenders, Agent, Transferees, Participants, holders of the Notes and their respective successors and assigns) may assign, sell, delegate or transfer any Loan Document, Note, Loan or Obligation, or any of its rights, title, interests, remedies, powers and/or duties or obligations therein or thereunder. No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of Borrower or any Guarantor, if any, or any of their successors or assigns. Nothing contained in any Loan Document shall be construed as a delegation to Agent or any Lender of any other Person's duty of performance. BORROWER ACKNOWLEDGES AND AGREES THAT AGENT OR ANY LENDER AT ANY TIME AND FROM TIME TO TIME MAY (I) DIVIDE AND REISSUE (WITHOUT SUBSTANTIVE CHANGES OTHER THAN THOSE RESULTING FROM SUCH DIVISION) THE NOTES, AND/OR (II) SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR LIENS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS, INTERESTS OR OBLIGATIONS IN OR UNDER ANY LOAN DOCUMENT, NOTE, THE OBLIGATIONS AND/OR THE COLLATERAL TO OTHER PERSONS, IN EACH CASE ON THE TERMS AND CONDITIONS PROVIDED HEREIN. Each Transferee and Participant shall have all of the rights and benefits with respect to the Obligations, Notes, Collateral and/or Loan Documents held by it as fully as if the original holder thereof, provided that, notwithstanding anything to the contrary in any Loan Document, Borrower shall not be obligated to pay under this Agreement to any Transferee or Participant any sum in excess of the sum which it would have been obligated to pay to Lenders had such participation or transfer not been effected.

13.3     APPLICATION OF PAYMENTS; RELEASE OF COLLATERAL

                  To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased, or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief

Law, common law or equitable cause or any other law, then the Loan Documents and the Obligations intended to be satisfied by such payment shall be revived and renewed and shall continue as if such payment had not been received by Agent or any Lender and the Liens created hereby shall be renewed automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent or any Lender. Except as specifically provided in this Agreement, any payments with respect to the Obligations received shall be credited and applied in such manner and order as Agent shall decide in its sole discretion. Subject to and except to the extent that the other provisions of this Section 13.3 apply, promptly following full performance and satisfaction and indefeasible payment in full in cash of all Obligations and the termination of this Agreement, (i) any Tax Information Authorization (on IRS Form 8821 or otherwise) given to Agent by Borrower shall be deemed terminated and null and void, and (ii) the Liens created hereby shall terminate and Agent and Lenders shall execute and deliver such documents, at Borrower's expense, as are necessary to release Lenders' Liens in the Collateral and shall return the Collateral to Borrower; provided, however, that the parties agree to the application of the other provisions of this Section 13.3 to the extent applicable. Agent and Lenders shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person's own acts.

13.4     INDEMNITY

                  Borrower shall indemnify the Indemnified Persons from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel and in-house documentation and diligence fees and legal expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that any of the foregoing arises out of the fraud, gross negligence or willful misconduct of such Indemnified Person if such fraud, gross negligence or willful misconduct is determined by a final and nonappealable order of judgment binding on such Indemnified Person of a court of competent jurisdiction. If any Indemnified Person uses in-house counsel for any purpose for which Borrower is responsible to pay or indemnify, Borrower expressly agrees that its indemnification obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by such Indemnified Person in its sole discretion for the work performed. Agent agrees to give Borrower prompt notice of any event of which Agent becomes aware for which indemnification may be required under this Section 13.4, and Agent may elect (but is not obligated) to direct the defense thereof; provided, that the selection of counsel shall be subject to Borrower's consent, which consent shall not be unreasonably withheld or delayed, and Borrower shall be entitled to participate in the defense of any matter for which indemnification may be required under this Section 13.4 and to employ counsel at its own expense to assist in the handling of such matter. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral, subject to Borrower's prior approval of any settlement, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an "INSURED EVENT"), Agent agrees not to exercise its right to select counsel to defend the event if that would cause Borrower's insurer to deny coverage; provided, however, that Agent reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense.

13.5     NOTICE

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

                  Any notice or request under any Loan Document shall be given to any party to this Agreement at such party's address set forth beneath its signature on the signature page to this Agreement, (or at such other address as such party may hereafter specify in a notice given pursuant hereto) only by, and shall be deemed to have been received upon (each, a "RECEIPT"): (i) registered or certified mail, return receipt requested, on the date on which received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or
(iii) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

13.6     SEVERABILITY; CAPTIONS; COUNTERPARTS; FACSIMILE SIGNATURES

                  If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible. The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents. The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts. Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.

13.7     EXPENSES

                  Borrower shall pay, whether or not the Closing occurs, all costs and expenses incurred by Agent, Lenders and/or their Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable attorneys' fees and expenses, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents and/or any related agreements, documents or instruments, (iii) arising in any way out of administration of the Obligations or the taking or refraining from taking by Agent or Lender of any action requested by Borrower, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on Agent's, for the benefit of itself and Lenders, Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Agent's and/or Lenders' transactions with Borrower, (vi) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document and any related agreement, document or instrument, (vii) arising out of or relating to any Default or Event of Default or occurring thereafter or as a result thereof,
(viii) in connection with all actions, visits, audits and inspections undertaken by Agent or Lenders or their Affiliates pursuant to the Loan Documents, and/or
(ix) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document and/or any related agreement, document or instrument. All of the foregoing shall be charged to Borrower's account and shall be part of the Obligations. If Agent, any Lender or any of their Affiliates uses in-house counsel for any of the foregoing, Borrower expressly agrees that its Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Agent, such Lender or such Affiliate in its sole discretion for the work performed. Without limiting the foregoing, Borrower shall pay all taxes (other than taxes based upon or measured by each Lender's income or revenues or any personal property tax), if any, in connection with the issuance of any Note and the filing and/or recording of any documents and/or financing statements.

13.8     ENTIRE AGREEMENT

                  This Agreement and the other Loan Documents to which Borrower is a party constitute the entire agreement between Borrower, Agent and Lenders with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings (including but not limited to any term sheet or commitment letter between Borrower and CapitalSource), if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower, Agent and Lenders or Requisite Lenders, as appropriate. Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of the Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof or thereof.

13.9     APPROVALS AND DUTIES

                  Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is subject of any Loan Document may be granted or withheld by Agent or Lenders, as applicable, in their sole and absolute discretion. Other than Agent's duty of reasonable care with respect to Collateral delivered pursuant to Pledge Agreements, if any, Agent and Lenders shall have no responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto. Agent and each Lender reserve the right to review and approve all materials that Borrower or any of its Affiliates prepares that contain Agent's or such Lender's name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby (other than materials prepared solely for Borrower's internal use and which are not disclosed to any other Person). Borrower shall not, nor shall it permit any of its Affiliates to, use either Agent's or any Lender's name (or the name of any of Agent's or any Lenders' Affiliates) in connection with any of its business operations, provided, that Borrower may disclose the Lenders' names, the aggregate principal amount of the Loans outstanding and other principal terms of such Loans to their security holders and other equity owners and prospective purchasers of equity securities of Borrower so long as Borrower informs such prospective purchasers of the confidential nature of such information and such Persons agree in writing not to disclose the same to any other Person. Nothing contained in any Loan Document is intended to permit or authorize Borrower or any of its Affiliates to contract on behalf of Agent or any Lender.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                           Signature Page To Revolving Credit And Security Agreement

         IN WITNESS WHEREOF, each of the parties has duly executed this Revolving Credit and Security Agreement as of the date first written above.

BORROWER:                  REDENVELOPE, INC.

                           By: /s/ Alison L. May
                           Name: Alison L. May
                           Title: President & CEO
                           201 Spear Street, Suite 300
                           San Francisco, CA 94105
                           Attention: Alison May, President and CEO
                           Telephone: (415) 371-9100
                           FAX: (415) 371-1134
                           E-MAIL:  amay@redenvelope.com

AGENT AND LENDER:          CAPITALSOURCE FINANCE LLC

                           By: [illegible]
                               _________________________________________
                           Name:
                                 _______________________________________
                           Title:
                                  ______________________________________
                           CapitalSource Finance LLC
                           4445 Willard Avenue, 12th Floor
                           Chevy Chase, MD 20815
                           Attention: Corporate Finance Group, Portfolio Manager
                           Telephone: (301) 841-2700
                           FAX:  (301) 841-2360
                           E-MAIL:  gcoates@capitalsource.com

                                     ANNEXES

Annex I                    Financial Covenants

Annex II                   Additional Reporting Requirements

                                    EXHIBITS

Exhibit A                  Borrowing Certificate

Exhibit B                  Approved Amended Charter Documents of Borrower

                                   APPENDICES

Appendix A                 Definitions

                                   SCHEDULES

Schedule A                         Lenders/Commitments
Schedule 2.4                       Borrower's Account
Schedule 5.1                       Organization and Authority
Schedule 5.3                       Subsidiaries, Capitalization and Ownership Interests
Schedule 5.4                       Properties
Schedule 5.5                       Other Agreements
Schedule 5.6                       Litigation
Schedule 5.8                       Tax Returns; Governmental Reports
Schedule 5.11                      Intellectual Property
Schedule 5.12                      Licenses and Permits; Labor
Schedule 5.16                      Affiliated Agreements
Schedule 5.17                      Insurance
Schedule 5.18A                     Names
Schedule 5.18B                     Location of Offices, Records and Collateral
Schedule 5.18C                     Deposit Accounts and Investment Property
Schedule 6.8                       Further Assurances and Post Closing Deliverables
Schedule 7.2                       Permitted Indebtedness
Schedule 7.3                       Permitted Liens

                                     ANNEX I

                               FINANCIAL COVENANTS

1)       MINIMUM EBITDA

         As measured on the last calendar day of the Borrower's accounting quarter ending on or closest to each of the following dates (each, a "TEST DATE"), EBITDA for the applicable Test Period ending on such Test Date shall not be less than the following:

------------------------------------------------
 ACCOUNTING/FISCAL
  QUARTER ENDED
  (ON OR ABOUT)                   MINIMUM EBITDA
------------------------------------------------
June 30, 2003                      ($4,100,000)
------------------------------------------------
September 30, 2003                 ($3,600,000)
------------------------------------------------
December 31 2003                    $1,000,000
------------------------------------------------
March 31, 2004                      $3,100,000
------------------------------------------------
June 30, 2004                       $4,000,000
------------------------------------------------
September 30, 2004                  $4,000,000
------------------------------------------------
December 31 2004                    $4,700,000
------------------------------------------------
March 31, 2005                      $5,000,000
------------------------------------------------
June 30, 2005                       $5,000,000
------------------------------------------------
September 30, 2005                  $5,000,000
------------------------------------------------
December 31 2005                    $5,000,000
------------------------------------------------
March 31, 2006                      $5,000,000
------------------------------------------------

2)       INVENTORY RATIO

         As measured on the last calendar day of the Borrower's accounting month ending on or closest to each of the following dates (each, a "TEST DATE"), the Inventory Percentage shall not exceed the following:

---------------------------------------------------------
                                        MAXIMUM INVENTORY
          TEST DATE                        PERCENTAGE
---------------------------------------------------------
June 30 of each calendar year                  [*]
---------------------------------------------------------
July 31 of each calendar year                  [*]
---------------------------------------------------------
August 31 of each calendar year                [*]
---------------------------------------------------------
September 30 of each calendar year             [*]
---------------------------------------------------------
October 31 of each calendar year               [*]
---------------------------------------------------------
November 30 of each calendar year              [*]
---------------------------------------------------------
December 31 of each calendar year              [*]
---------------------------------------------------------
January 31 of each calendar year               [*]
---------------------------------------------------------
February 28 of each calendar year              [*]
---------------------------------------------------------
March 31 of each calendar year                 [*]
---------------------------------------------------------
April 30 of each calendar year                 [*]
---------------------------------------------------------
May 31 of each calendar year                   [*]
---------------------------------------------------------

* Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

3)       EXCESS AVAILABILITY

         Borrower shall maintain Excess Availability of at least $500,000.00 at all times.

4)       CAPITAL EXPENDITURES

         Borrower shall not permit its Capital Expenditures in the aggregate to exceed (i) $[*] during the Fiscal Year ending in the year 2004, (ii) $[*] during the Fiscal Year ending in the year 2005, and (iii) $[*] during the Fiscal Year ending in the year 2006.

         For purposes of the covenants set forth in this Annex I, the terms listed below shall have the following meanings:

                  "Book Value" shall mean, for Borrower, at any date of determination, 115% of the cost of Borrower's Inventory, including, without limitation, prepaid inventory and packaging, net of reserves, all as calculated in accordance with GAAP.

                  "Capital Expenditures" shall mean the sum (without duplication) of all expenditures (whether paid in cash or accrued or incurred as liabilities) that are or are required to be treated as capital expenditures under GAAP.

                  "EBITDA" shall mean the sum, without duplication, of the following: Net Income determined in accordance with GAAP, plus, (a) Interest Expense, (b) taxes on income, (c) depreciation expense, (d) amortization expense, (e) all other non-cash and/or non-recurring charges and expenses approved by Agent in its Permitted Discretion, excluding accruals for cash expenses made in the ordinary course of business, and (f) loss from any sale of assets, other than sales in the ordinary course of business, less (a) gain from any sale of assets, other than sales in the ordinary course of business, and (b) all non-cash and/or non-recurring income, all of the foregoing determined in accordance with GAAP.

                  "Interest Expense" shall mean total interest expense generated during the period in question (including attributable to conditional sales contracts, Capital Leases and other title retention agreements in accordance with GAAP) of Borrower with respect to all outstanding Indebtedness including accrued interest and payment-in-kind interest and capitalized interest but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers' acceptance financing, and net costs under Interest Rate Agreements.

                  "Interest Rate Agreement" shall mean any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to hedge the position with respect to interest rates.

                  "Inventory Percentage" shall mean, for Borrower, at any date of determination, the ratio (expressed as a percentage) of (i) Book Value, to
(ii) Projected Net Sales for the three-accounting-month period starting with the accounting month starting on or immediately after the applicable date of determination, in each case taken as one accounting period.

                   "Net Income" shall mean the net income (or loss) of Borrower for such period taken as a single accounting period determined in conformity with GAAP; provided, that there shall be excluded (i) the income (or loss) of any Person in which any other Person (other than Borrower) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Borrower or is merged into or consolidated with Borrower or that Person's assets are acquired by Borrower,
(iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule

* Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

or governmental regulation applicable to that Subsidiary, (iv) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to former or current employees, including officers, of Borrower, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by Borrower or any Affiliate thereof, and (v) compensation expense resulting from the repurchase of capital stock, options and rights described in clause (iv) of this definition of Net Income.

                  "Projected Net Sales" shall mean, for Borrower, at any date of determination, sales net of returns as set forth in Borrower's projections that are approved by Agent in its Permitted Discretion.

                                    ANNEX II

                        ADDITIONAL REPORTING REQUIREMENTS

         As required pursuant to Section 6.1(b) of the Agreement, Borrower shall furnish to Agent as soon as available, and in any event within 30 calendar days from the end of the accounting quarter for quarterly reporting all of the following:

   1. Quarterly Catalog Campaign Report showing circulation, dollars, orders, AOV and cost per book for existing customers and prospects for all catalogs.

   2. Quarterly Housefile report showing number of active customers by month, repeaters and multiple repeaters with a rolling 12 month total.

   3. Quarterly Marketing summary showing sales demand by marketing channel and marketing expense by channel on a year-to-date basis.

                            APPENDIX A -- DEFINITIONS

                  "Account Debtor" shall mean any Person who is obligated under an Account.

                   "Accounts" shall mean all "accounts" (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person), including without limitation, accounts, accounts receivables, monies due or to become due and obligations in any form (whether arising in connection with contracts, Contract Rights, Instruments, General Intangibles or Chattel Paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

                  "Advance" shall mean a borrowing under the Revolving Facility. Any amounts paid by Agent or any Lender on behalf of Borrower or any Guarantor, if any, under any Loan Document shall be an Advance for purposes of this Agreement.

                  "Affiliate" or "affiliate" shall mean, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of ten percent (10%) or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person. For purposes of this definition, the term "control" (and the correlative terms, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.

                  "Agreement" shall have the meaning assigned to it in the introductory paragraph hereof.

                  "Applicable Rate" shall mean (i) with respect only to that portion of all Advances, Loans and Obligations related thereto at any time outstanding up to and including the Base Outstanding Amount, the Base Applicable Rate, and (ii) with respect only to that portion of all Advances, Loans and Obligations related thereto at any time outstanding which are in excess of the Base Outstanding Amount and which are made in accordance with the terms of this Agreement, the Higher Applicable Rate.

                  "Approved Amended Charter Documents" shall mean the Amended and Restated Charter and Bylaws of Borrower substantially in the form attached hereto as Exhibit B; provided, that if such documents are not exactly in the form attached hereto as Exhibit B, the determination as to whether they are in substantially similar form shall be made by Borrower in its Permitted Discretion and evidenced by a writing executed by Agent.

                  "Availability" shall have the meaning given in Section 2.1 hereof, and, as of any date of determination, shall be determined with reference to the most recent Borrowing Certificate and otherwise in accordance with this Agreement; provided, however, that if as of such date the most recent Borrowing Certificate is of a date more than four (4) Business Days before or after such date, then, without limiting any other remedies that may be available to Agent, the Availability shall be determined by Agent in its Permitted Discretion.

                  "Bankruptcy Code" shall mean the United States Bankruptcy
Code.

                  "Base Advance Rate" shall mean, for any date of determination, the lesser of (i) the Base Inventory Advance Percentage for such date of determination, and (ii) the Net Recovery Value Percentage for such date of determination.


                  "Base Applicable Rate" shall mean the greater of (i) Prime Rate plus 5.75%, and (ii) 9.50%.


                   "Base Inventory Advance Percentage" shall mean, for any date of determination, the following percentages during the periods of each calendar year indicated in the chart below or such other percentages as Agent shall determine from time to time in its Permitted Discretion in accordance with
Section 9.1(a):


                                                         BASE INVENTORY
          PERIOD                                       ADVANCE PERCENTAGE
          ------                                       ------------------
January 1 through May 31                                     [*]%
June 1 through September 30                                  [*]%
October 1 through November 30                                [*]%
December 1 through December 31                               [*]%


                  "Base Outstanding Amount" shall mean that portion of Advances (and Obligations related thereto) at any time outstanding which would have been permitted to be made and outstanding at such time if Availability had been calculated using only the then applicable Base Advance Inventory Advance Percentages and the Net Recovery Value Percentage indicated for determining Base Outstanding Amount in the definition of "Net Recovery Value Percentage" (without regard to the actual Availability determined pursuant to the then-applicable Base Advance Rates, Seasonal Advance Rates or Enhanced September Advance Rates).

                  "Blocked Account Agreement" shall have the meaning assigned to it in Section 2.5 hereof.

                  "Blocked Account Bank" shall have the meaning assigned to it in Section 2.5 hereof.

                  "Blocked Accounts" shall have the meaning given such term in
Section 2.5.

                  "Borrowing Certificate" shall mean a Borrowing Certificate substantially in the form of Exhibit A hereto.

                  "Borrowing Date" shall have the meaning assigned to it in
Section 2.4 hereof.

                  "Business" shall have the meaning given such term in the recitals of this Agreement.

                  "Business Day" shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve or Agent is closed.

                  "Capital Lease" shall mean, as to any Person, a lease of any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a "capital lease" in accordance with GAAP.


* Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                  "Capitalized Lease Obligations" shall mean all obligations of any Person under Capital Leases, in each case, taken at the amount thereof accounted for as a liability in accordance with GAAP.

                  "Change of Control" shall mean, with respect to Borrower or any Guarantor, if any, individually and/or collectively and/or any division or business or operating units thereof, the occurrence of any of the following: (i) any merger, consolidation, reorganization, recapitalization or share or interest exchange, sale or transfer or any other transaction or series of related transactions in each case in which its stockholders, owners or interest holders immediately prior thereto receive, in exchange for the stock or interests owned by them, cash, property or securities of the resulting or surviving entity or any Affiliate thereof, and, as a result thereof, Persons who, individually or in the aggregate, were holders of 100% or more of its voting stock, securities or equity or ownership interests as of the date immediately prior to such transaction or series of related transactions hold less than 50% of the voting stock, securities or other equity, partnership or ownership interests of the resulting or surviving entity or such Affiliate thereof, calculated on a fully diluted basis, (ii) a direct or indirect sale, transfer or other conveyance or disposition, in any single transaction or series of related transactions, of all or substantially all of its assets, (iii) its liquidation or dissolution, (iv) any "change in/of control" or "sale" or "disposition" or similar event as defined in its certificate or incorporation or any statement of designations, or in any document governing indebtedness of such Person in excess of $250,000 individually or in the aggregate which gives the holder of such indebtedness the right to accelerate or otherwise require payment of such indebtedness prior to the maturity date thereof, or (v) (A) Hilary Billings ceases to be employed as Brand Strategist of Borrower or becomes disabled and she is not replaced within sixty (60) calendar days by an interim Brand Strategist, and within 180 calendar days by a permanent Brand Strategist, each to Agent's satisfaction as determined in its Permitted Discretion, or any such replacement Brand Strategist ceases such employment or otherwise becomes disabled unless replaced in the same time periods and to Agent's satisfaction as determined in its Permitted Discretion, or (B) Alison May ceases to be employed as Chief Executive Officer of Borrower or become disabled and she is not replaced within sixty (60) calendar days by an interim Chief Executive Officer, and within 180 calendar days by a permanent Chief Executive Officer, each to Agent's satisfaction as determined in its Permitted Discretion, or any such replacement Chief Executive Officer ceases such employment or otherwise becomes disabled unless replaced in the same time periods and to Agent's satisfaction as determined in its Permitted Discretion.

                  "Charter and Good Standing Documents" shall mean, for Borrower
(i) a copy of the certificate of incorporation or formation (or other charter document) certified as of a date not more than five (5) Business Days before the Closing Date by the applicable Governmental Authority of the jurisdiction of incorporation or organization of Borrower, (ii) a copy of the bylaws or similar organizational documents of certified as of a date not more than five (5) Business Days before the Closing Date by the corporate secretary or assistant secretary of Borrower, (iii) an original certificate of good standing as of a date acceptable to Agent issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization of Borrower and of every other jurisdiction in which Borrower has an office or conducts business or is otherwise required to be in good standing, and (iv) copies of the resolutions of the Board of Directors or managers (or other applicable governing body) and, if required, stockholders, members or other equity owners authorizing the execution, delivery and performance of the Loan Documents to which Borrower is a party, certified by an authorized officer of such Person as of the Closing Date.

                  "Clean-up Period" shall have the meaning given such term in
Section 2.1 hereof.

                  "Closing" shall mean the satisfaction, or written waiver by Agent, of all of the conditions precedent set forth in this Agreement required to be satisfied prior to the consummation of the transactions contemplated hereby.

                  "Closing Date" shall mean the date of this Agreement.

                  "Collateral" shall mean, collectively and each individually, all collateral and/or security granted and/or securities pledged to Agent, for the benefit of itself and Lenders, by Borrower and/or Guarantors, if any, pursuant to the Loan Documents including, without limitation, the items set forth in Section 2.13 of this Agreement.

                  "Commitment" or "Commitments" shall mean, (a) as to any Lender, the aggregate commitment of such Lender to make Advances as set forth on Schedule A or the most recent Lender Addition Agreement executed by such Lender, and (b) as to all Lenders, the aggregate commitment of all Lenders to make Advances, in each case as the same may be reduced, modified or terminated pursuant to this Agreement.

                  "Compliance Certificate" shall mean a Compliance Certificate in form and substance satisfactory to Agent in its Permitted Discretion.

                  "Computer Hardware and Software" shall mean all of Borrower's rights (including rights as licensee and lessee) with respect to (a) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (b) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (a) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever) and any other Software; (c) any firmware associated with any of the foregoing; (d) any other Software; and (e) any documentation for or related to hardware, Software and firmware described in clauses (a), (b), (c) and (d) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

                  "Concentration Account" shall have the meaning assigned to it in Section 2.5 hereof.

                  "Contingent Obligations" shall mean, as to any Person, any obligation of such Person guaranteeing or intending to guaranty any Indebtedness, leases, dividends or other obligations ("PRIMARY OBLIGATIONS") of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or
(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or to hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term "Contingent Obligation" shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

                  "Contract Right" shall mean any right of Borrower to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

                  "Copyrights" shall mean all of Borrower's now existing or hereafter acquired right, title, and interest in and to: (i) copyrights, rights and interests in copyrights, works protectable by copyright, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and all research and development relating to the foregoing; and (ii) all renewals of any of the foregoing.

                  "Credit Card Processor Agreement" shall mean, individually and collectively, agreements in form and substance satisfactory to Agent in its sole and absolute discretion by and between Borrower, Agent and credit card processors which process credit card payments made by Borrower's customers, providing, among other things, for the payment to the Blocked Account or Concentration Account, as determined by Agent in its Permitted Discretion, of all amounts due to Borrower from credit card processors.

                  "Debtor Relief Law" shall mean, collectively, the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

                  "Default" shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.

                  "Default Rate" shall have the meaning given such term in
Section 3.7 of this Agreement.

                  "Deposit Account" shall mean, individually and collectively, any Blocked Accounts and all bank or other depository accounts of Borrower.

                  "Director Payments" shall mean payments to directors in an aggregate amount not to exceed $* in any calendar year for all directors in the aggregate.

                   "Distribution" shall mean any fee, payment, bonus or other remuneration of any kind, and any repayment of or debt service on loans or other indebtedness.

                  "Eligible Inventory" shall mean Inventory maintained by Borrower in the ordinary course of Borrower's business which Agent, in its Permitted Discretion, deems Eligible Inventory unless:

                           a) such Inventory is not subject to a valid perfected first priority security interest in favor of Agent, for the benefit of itself and Lenders, subject to no other lien other than Permitted Liens having a lower priority than the Liens of Agent for the benefit of itself and Lenders;

                           b)       any consent, license, approval or
         authorization required to be obtained by Borrower in connection with the granting of the security interest under the Loan Documents or in connection with manufacture or sale of such Inventory has not been or was not duly obtained and is not in full force and effect;

                           c) any covenant, representation or warranty contained in this Agreement or in any other Loan Document with respect to such Inventory has been breached and remains uncured;

                           d) such Inventory does not comply, or was not manufactured in compliance, in all material respects with all applicable requirements of all statutes, laws, rules, regulations, ordinances, codes, policies, rules of common law, and the like, now or hereafter in effect, of any



* Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

         Governmental Authority, including any judicial or administrative interpretations thereof, and any judicial or administrative orders, consents, decrees or judgments;

                           e) such Inventory does not, or at the time of its purchase from the vendor did not, constitute "inventory" under
         Article 9 of the UCC as then in effect in the jurisdiction whose law governs perfection of the security interest;

                           f) the Person for whose account such Inventory is being or was produced has commenced a voluntary case under any Debtor Relief Law or has made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in respect of such Person in an involuntary case under any Debtor Relief Law, or if any other petition or application for relief under any Debtor Relief Law has been filed against such Person, or if such Person has failed, suspended business, ceased to be solvent, called a meeting of its creditors, or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs, or the Borrower, in the ordinary course of business, should have known of any of the foregoing;

                           g) the transfer of such Inventory to the Borrower by any vendor, supplier or other Person did not constitute a valid sale and transfer to the Borrower of all right, title and interest of such Person in the Inventory enforceable against all creditors of and purchasers from such Person;

                           h)       (A) such Inventory is not owned by Borrower,
         (B) Borrower is not the sole owner of all right, title and interest in and to such Inventory, (C) Borrower does not have a valid ownership interest therein free and clear of all Liens other than Liens permitted under the Loan Documents and Permitted Liens with a lower priority than the Liens of the Agent, for the benefit of itself and Lenders, (D) any offsets, defenses or counterclaims have been asserted or threatened in writing against such Inventory (but only to the extent of such offset, defense or counterclaim), or (E) such Inventory is not in Borrower's possession or control;

                           i) such Inventory is not in good working order or is materially damaged or otherwise unusable;

                           j) such Inventory is in transit or is not located in the continental United States or is not located either at
         (1) a location which is owned by Borrower, or (2) the Warehouse, provided at the Warehouse it is subject to valid Landlord Waivers and Consents;

                           k) such Inventory consists only of packing materials, displays, supplies, parts or other components or is rejected, repossessed or returned product or Inventory that is to be returned to the vendor;

                           l) such Inventory is subject to a bona fide dispute or is or has been classified as counterfeit or fraudulent;

                           m) such Inventory has been sold, assigned, or otherwise encumbered by Borrower except pursuant to the Loan Documents;

                           n) such Inventory is held as samples or for sale to employees or as promotional or marketing materials or for promotional or marketing purposes;

                           o)       such Inventory constitutes custom,
         personalized (i.e., it has actually been personalized), monogrammed or engraved inventory, raw materials in process or assembly parts, instruction manuals or other publications sold in connection with finished goods, discontinued products, work-in-process, Inventory allocated to current warranty assignments, Inventory that consists of spare parts or Inventory subject to a quality assurance hold;

                           p) there is no support or justification satisfactory to Agent in its Permitted Discretion for such Inventory on the general ledger of Borrower;

                           q) such Inventory constitutes slow moving, obsolete or unmerchantable Inventory in excess of the slow moving, obsolete and/or unmerchantable reserve (i) in the most recent Inventory appraisal obtained by Agent conducted on a "going out of business" basis by an appraiser and pursuant to an appraisal satisfactory to Agent, or (ii) if as of such date of determination the most recent such Inventory appraisal obtained by Agent is of a date more than 120 calendar days before such date of determination, then, without limiting any other remedies that may be available to Agent, as determined by Agent in its Permitted Discretion; and/or

                           r) such Inventory fails to meet such other specifications and requirements which may from time to time be established by Agent, or such Inventory otherwise is not satisfactory to Agent, as determined in the Permitted Discretion of Agent.

                  "Enhanced September Advance Rate" shall mean, for any date of determination, the lesser of (i) the Enhanced September Inventory Advance Percentage for such date of determination, and (ii) the Net Recovery Value Percentage for such date of determination.


                  "Enhanced September Inventory Advance Percentage" shall mean [*]% or such other percentages as Agent shall determine from time to time in its Permitted Discretion in accordance with Section 9.1(a).


                  "Environmental Laws" shall mean, collectively and each individually, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, any other "Superfund" or "Superlien" law and all other federal, state and local and foreign environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, in each case, as amended, and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

                  "Equipment" shall mean all "equipment" (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person), now owned or hereafter acquired, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

                  "Equipment Lease Agreement" shall mean that certain Equipment Lease Agreement dated as of June 18, 2002, by and between Borrower and 3PF.COM, Inc., as amended from time to time.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

                  "Event of Default" shall mean the occurrence of any event set forth in Article VIII.


* Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                  "Excess Availability" shall mean, as determined by Agent in its Permitted Discretion, (i) the lesser of (a) the Facility Cap and (b) the then applicable Availability, minus (ii) the outstanding balance of all Advances minus (iii) the aggregate amount of all then outstanding and unpaid trade payables and other obligations of the Borrower which are outstanding more than sixty (60) days past due as of such time (other than trade payables or other obligations being contested or disputed by the Borrower in good faith), minus
(i) without duplication, the amount of checks issued by the Borrower to pay trade payables and other obligations which are more than sixty (60) days past due as of such time (other than trade payables or other obligations being contested or disputed by the Borrower in good faith), but not yet sent and the book overdraft of the Borrower.

                  "Facility Cap" shall have the meaning given such term in the recitals of this Agreement as subject to adjustment by Agent as provided in
Section 9.1(a) hereof.

                   "Fair Valuation" shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm's length transaction.

                  "Fiscal Year" means a fiscal year of Borrower ending on the Sunday falling on or closest to March 31 of each calendar year.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms.

                  "Governmental Authority" shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

                  "Government Account" shall be defined to mean all Accounts arising out of or with respect to any Government Contract.

                  "Government Contracts" shall mean all contracts with the United States government or any other Governmental Authority or any agency of any of the foregoing, and all amendments, modifications and supplements thereto.

                  "Guarantor" shall mean, collectively and each individually, all guarantors, if any, of the Obligations or any part thereof.

                   "Hazardous Substances" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in or subject to any applicable Environmental Law.

                  "Higher Applicable Rate" shall mean the greater of (i) Prime Rate plus 7.75%, and (ii) 11.50%.

                  "Indebtedness" of any Person shall mean, without duplication,
(a) all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such Person as of the date as of which Indebtedness is to be determined, including any lease which, in accordance with GAAP would constitute Indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) all indebtedness of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock, equity or other ownership interest purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

                  "Indemnified Persons" shall mean Agent and each Lender and their respective Affiliates and all of their managers, members, directors, principals, officers, employees, Affiliates, agents, representatives, successors, assigns, accountants and attorneys.

                  "Ineligible Inventory" shall mean Inventory that is not Eligible Inventory.

                  "Initial Advance" shall have the meaning given such term in
Section 4.1.

                  "Insured Event" shall have the meaning given such term in
Section 13.4.

                  "Intellectual Property" shall mean all present and future: trade secrets, know-how and other proprietary information; Trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; Copyrights (including Copyrights for computer programs) and all tangible and intangible property embodying the Copyrights, unpatented inventions (whether or not patentable); Patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

                  "Intellectual Property Assignment" shall mean that certain Acknowledgment of Intellectual Property Collateral Lien executed by Borrower in favor of Agent, for the benefit of itself and Lenders, as such may be modified, amended or supplemented from time to time.

                  "Inventory" shall mean all "inventory" (as defined in the UCC) of Borrower (or, if referring to another Person, of such other Person), now owned or hereafter acquired, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

                   "Landlord Waiver and Consent" shall mean a waiver/consent in form and substance satisfactory to Agent in its Permitted Discretion from the owner/lessor of any premises not owned by Borrower at which any of the Collateral is now or hereafter located for the purpose of providing Agent access to such Collateral, in each case as such may be modified, amended or supplemented from time to time.

                  "Lender Addition Agreement" shall mean an agreement among Agent, a Lender and such Lender's Transferee regarding their respective rights and obligations with respect to assignments, sales and/or transfers of the Loans, Notes, Obligations and other interests under the other Loan Documents, in form and substance acceptable to Agent in its Permitted Discretion, it being agreed and understood that the consent or approval of Borrower shall not be required in connection with any Lender Addition Agreement but may be obtained and shall be given by Borrower upon request of Agent.

                  "Lenders" shall mean the financial institutions and other Persons from time to time named on Schedule A and their respective successors and permitted assigns (and excluding, except as expressly set forth herein, any Participant that is not otherwise a party to this Agreement).

                  "Lien" shall mean any mortgage, pledge, security interest, encumbrance, transfer or other restriction, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

                  "Loan" or "Loans" shall mean, individually and collectively, the Revolving Facility and all Advances thereunder.

                  "Loan Documents" shall mean, collectively and each individually, this Agreement, the Notes, the Guarantees, if any, the Uniform Commercial Code Financing Statements, the Credit Card Processor Agreements, the Intellectual Property Assignment, Pledge Agreements, if any, Blocked Account Agreements, Subordination Agreements (if any), agreements related to Accounts, the Landlord Waiver and Consents, the Borrowing Certificates and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Agent or Lenders in connection with any of the foregoing or the Loans or the Collateral, as the same may be amended, modified or supplemented from time to time.

                  "Material Adverse Effect" or "Material Adverse Change" shall mean any event, condition, obligation, liability, or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s), in each case of any nature, which, as determined by Agent in its Permitted Discretion, either individually or in the aggregate, (A) is, has, had or could reasonably be expected to be, have or result in, a material adverse effect upon or change in (i) the validity or enforceability of any Loan Document, (ii) the value of any of the Collateral, or (iii) the business, operations, prospects, properties, assets, liabilities or condition of Borrower and/or Guarantors, if any, either individually or taken as a whole, or (B) has materially impaired or could reasonably be expected to materially impair the ability of Borrower or Guarantors, if any, to execute or deliver any Loan Document or to perform the Obligations or under any Loan Document or to consummate the transactions under the Loan Documents executed by such Person.

                  "Maturity Date" shall mean the earlier of (i) the occurrence of an Event of Default if amounts outstanding under the Loan Documents and other Obligations shall be due and payable in connection therewith or as a result thereof as required by this Agreement, (ii) Agent's demand upon an Event of Default of payment of amounts outstanding under the Loan Documents and other Obligations, and (ii) the last day of the Term.

                  "Monthly Borrowing Certificate" shall mean a Borrowing Base Certificate accompanied by the monthly reporting information and accompanying materials and documentation as set forth on the Borrowing Certificate, including, without limitation, (i) monthly internally prepared flash sales report and collections report in each case covering the prior month for Borrower, (ii) inventory perpetual by warehouse, (iii) listing of discontinued product inventory (coded C1) by warehouse and location, (iv) calculation of ineligibles and rollforward of inventory calculations and characterizations, including purchases, sales and costs of product sales, (v) reconciliation of inventory to the Borrower's general ledger and financial statements, (vi) listing of inventory reserves and support for calculations, (vii) summary aging of Borrower's inventory and status of top 10 products by dollar value over 180 days old, (viii) inventory listing by product category for usable and unusable inventory (by warehouses > 87 and warehouses < 88), (ix) detailed aging of Borrower's accounts payable with reconciliations to Borrower's general ledger and financial statements, (x) monthly sales demand and gross margin for Borrower by category for the prior month of Borrower and year to date, (xi) such other supporting documentation and information with respect to the foregoing and other figures and information in the Monthly Borrowing Certificate as Agent shall request in its Permitted Discretion, all of which shall be in form and substance satisfactory to Agent in its Permitted Discretion and based on Borrower's accounting months, and (xii) the payroll taxes report required pursuant to Section 6.1(e).

                  "Net Recovery Value Percentage" shall mean, as of any date of determination,

                           (i) from January 1 through August 31 of each calendar year, [*]% of the appraised net recovery value of Eligible Inventory for the month in which such date of determination occurs;

                           (ii) from September 1 through September 30, 2003 and from September 1 through September 30, 2004, [*]% of the appraised net recovery value of Eligible Inventory for the month of October;

                           (iii) from September 1 through September 30, 2005 and from October 1 through November 30 of each calendar year, [*]% of the appraised net recovery value of Eligible Inventory for the month in which such date of determination occurs; and

                           (iv) from December 1 through December 31 of each calendar year, [*] of the appraised net recovery value of Eligible Inventory for the month in which such date of determination occurs;

                  in each case rounded down to the nearest percentage point and expressed as a percentage of Value, net of liquidation expenses (without duplication), as determined with reference to the most recent Inventory appraisal obtained by Agent conducted on a "going out of business" basis by an appraiser and pursuant to an appraisal satisfactory to Agent; provided, however, that if as of such date of determination the most recent such Inventory appraisal obtained by Agent is of a date more than 120 calendar days before such date of determination, then, without limiting any other remedies that may be available to Agent, the Net Recovery Value Percentage shall be determined by Agent in its Permitted Discretion; provided further, however, that for purposes of calculating the Applicable Rate only, the Net Recovery Value Percentage shall be deemed to be [*]% of the appraised net recovery value of Eligible Inventory for the month in which such date of determination occurs (taking into account all other provisions of this definition).

                  "Note(s)" shall mean, collectively and each individually, one or more Notes and any additional promissory note(s) payable to the order of each Lender executed by Borrower evidencing the Revolving Facility and Advances thereunder, as the same may be amended, modified, divided, split, supplemented and/or restated from time to time.

                  "Obligations" shall mean, without double counting, all present and future obligations, Indebtedness and liabilities of Borrower and/or Guarantors, if any, to Agent and/or Lenders at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or

* Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

hereafter arising, contractual or tortious, liquidated or unliquidated, including, without limitation, all of the foregoing under any of the Loan Documents or otherwise relating to Notes and/or Loans, including, without limitation, interest, all applicable fees, charges and expenses and/or all amounts paid or advanced by Agent or Lenders on behalf of or for the benefit of Borrower and/or any Guarantor, if any, for any reason at any time, including in each case obligations of performance as well as obligations of payment and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person.

                  "Participant" shall have the meaning given such term in
Section 13.2(b).

                  "Patents" shall mean all of Borrower's now existing or hereafter acquired right, title and interest in and to: (i) all patents, patent applications, inventions, invention disclosures and improvements, and all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and all research and development relating to the foregoing; and (ii) the reissues, divisions, continuations, renewals, extensions and continuations-in-part of any of the foregoing.

                   "Payment Office" shall mean initially the address set forth beneath the Agent's name on the signature page of this Agreement, and thereafter, such other office of Agent, if any, which it may designate by notice to Borrower to be the Payment Office.

                   "Permit" shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations and approvals.

                  "Permitted Discretion" shall mean a determination or judgment made in good faith in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment.

                  "Permitted Indebtedness" shall mean Indebtedness of Borrower permitted under Section 7.2.

                  "Permitted Liens" shall mean Liens permitted under Section
7.3.

                  "Permitted Options" shall mean options or warrants to acquire Permitted Securities of Borrower, in an amount not to exceed thirty percent (30%) of the fully diluted common stock, par value $0.001 per share, of Borrower as of the Closing Date, issued to employees, non-employee directors, service providers, consultants and other advisors pursuant to the terms of the related employment or other compensation-related agreements and/or incentive stock plans adopted and approved by the Board of Directors of Borrower.

                  "Permitted Securities" shall mean any shares, units or interests of equity securities or ownership interests of Borrower that by their terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event or otherwise (A) are not convertible or exchangeable for Indebtedness or any securities that are not Permitted Securities, (B) (i) do not have any required payments, redemptions or distributions and (ii) are not putable or redeemable at the option of the holder thereof, in each case under clause (i) or (ii) in whole or in part on or prior to the date that is ninety-one (91) calendar days after the earlier of the end of the Term or the actual payment in full in cash of the Obligations, (C) do not require payments of dividends that are otherwise prohibited pursuant to this Agreement on or prior to the date that is ninety-one (91) calendar days after the earlier of the end of the Term or the actual payment in full of the Obligations, (D) are unsecured and by operation of law or by legally binding agreement are junior or subordinated in right of repayment, liens, security and remedies to all of the Obligations and to all of Agent's and Lenders' rights, Liens and remedies, and/or (E) (i) at any time prior to the date on which the Amended and Restated Charter covered by the definition of Approved Amendment Charter Documents (provided it is the exact document set forth in Exhibit B or another document approved by Agent in writing pursuant to the definition of Approved Amended Charter Documents) is filed and in effect, do not have any veto or supermajority voting rights or approval rights with respect to any issues which are more restrictive than those outstanding as of the Closing Date whether under contract, organizational documents or otherwise, and (ii) at any time after the Amended and Restated Charter covered by the definition of Approved Amendment Charter Documents (provided it is the exact document set forth in Exhibit B or another document approved by Agent in writing pursuant to the definition of Approved Amended Charter Documents) is filed and in effect, do not have any veto (other than those resulting in the ordinary course from normal voting rights given to holders of common stock pursuant to Delaware Corporation Law) or supermajority voting rights or approval rights with respect to any issues, whether under contract, organizational documents or otherwise.

                  "Person" shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

                  "Pledge Agreement" shall mean collectively and individually, if applicable, all pledge agreements executed by and between Agent and Borrower and/or any Guarantors, if any, in each case as such may be modified, amended, or supplemented from time to time.

                  "Portfolio Company" shall mean any Affiliate of Borrower that is an Affiliate solely as a result of being controlled or owned by an equity investment entity that is a stockholder of the Borrower.

                  "Prime Rate" shall mean a fluctuating interest rate per annum equal at all times to the rate of interest announced publicly from time to time by Citibank, N.A. as its base rate; provided, that such rate is not necessarily the best rate offered to its customers, and, should Agent be unable to determine such rate, such other indication of the prevailing prime rate of interest as may reasonably be chosen by Agent; provided, further, that each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in the Prime Rate.

                  "Priority Permitted Liens" shall mean Permitted Liens contemplated by and permitted pursuant to Section 7.3(b), (c)(ii), (d), (e) and/or, to the extent identified on Schedule 7.3 as Priority Permitted Liens,
(h).

                  "Pro Rata Share" shall mean (a) with respect to matters relating to a particular Commitment of a Lender, the percentage obtained by dividing (i) such Commitment of that Lender by (ii) all such Commitments of all Lenders; provided, however, that if any Commitment of a Lender is terminated pursuant to the terms hereof, then "Pro Rata Share" means the percentage obtained by dividing (x) the aggregate amount of such Lender's outstanding Loans related to such Commitment by (y) the aggregate amount of all outstanding Loans related to such Commitment, and (b) with respect to all other matters, the percentage obtained by dividing (i) the aggregate amount of a Lender's Loans outstanding and such Lender's Commitment by (ii) the aggregate amount of all Lenders' Loans outstanding and all Lender's Commitments; in any case as such percentage may be adjusted by assignments permitted pursuant to Section 13.2.

                  "Public Offering" shall mean any offer or sale of securities pursuant to any registration statement filed and effective with the Securities and Exchange Commission or any other Governmental Authority.

                  "Receipt" shall have the meaning given such term in Section 13.5.

                  "Regular September Availability" shall mean, at any date of determination, from September 1 through September 30, 2003 or from September 1 through September 30, 2004, an amount equal to the then-applicable Seasonal Advance Rate multiplied by the Value of Eligible Inventory, minus, if applicable, amounts reserved pursuant to this Agreement.

                  "Requisite Lenders" shall mean Lenders holding or being responsible for 51% or more of all outstanding Loans and unutilized Commitments.

                  "Revolving Facility" shall have the meaning given such term in the recitals of this Agreement.

                  "Revolving Loans" shall mean, collectively, the Advances made by Lenders to Borrower in the maximum aggregate principal amount equal to the Facility Cap and all Obligations relating thereto.

                   "Seasonal Advance Rate" shall mean, for any date of determination, the lesser of (i) the Seasonal Inventory Advance Percentage for such date of determination, and (ii) the Net Recovery Value Percentage for such date of determination.

                  "Seasonal Inventory Advance Percentage" shall mean, for any date of determination, the following percentages during the periods of each calendar year indicated in the chart below or such other percentages as Agent shall determine from time to time in its Permitted Discretion in accordance with
Section 9.1(a):


                                                          SEASONAL INVENTORY
           PERIOD                                         ADVANCE PERCENTAGE
           ------                                         ------------------
January 1 through May 31                                          [*]%
June 1 through August 31                                          [*]%
September 1 through September 30                                  [*]%
October 1 through November 30                                     [*]%
December 1 through December 31                                    [*]%



                  "Servicing Agreement" shall mean that certain Servicing, Warehousing and Distribution Agreement dated as of October 1, 2001 by and between 3PF, Inc., Rentrak Corporation and Borrower, as amended, modified, supplemented and/or restated to date and from time to time, and any predecessor or successor agreement thereto and/or any agreement similar thereto.


                  "Solvency Certificate" shall have the meaning assigned to it in Section 4.1(d).

                  "Subordinated Debt" shall mean any Indebtedness or any other obligation of Borrower that is unsecured, subordinated in right of repayment, liens, security and remedies to all of the Obligations and to all of Agent's and Lenders' rights, Liens and remedies and in form and substance satisfactory to Agent in its Permitted Discretion.

                  "Subordination Agreement" shall mean, individually and collectively, any agreements between the Agent and holders of Subordinated Debt relating to Subordinated Debt, in each case as the same may be modified, amended, restated and/or supplemented from time to time, in each case in form and substance satisfactory to Agent in its Permitted Discretion.


* Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                  "Subsidiary" shall mean, (i) as to Borrower, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by Borrower or one or more of its Subsidiaries, and (ii) as to any other Person, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Person or by one or more of such Person's Subsidiaries.


                  "Termination Fee" shall mean the amount equal to (i) $[*], if such Termination is after the Closing Date but on or before the first anniversary of the Closing Date; (ii) $[*], if such Termination is after the first anniversary of the Closing Date.


                   "Term" shall mean the period commencing on the Closing Date and ending on April 15, 2006; provided, that this period shall be automatically extended to June 13, 2006 when (i) all preferred stock of Borrower is converted to common stock, (ii) the Approved Amended Charter Documents are adopted, filed and in full force and effect under the laws of the State of Delaware, and (iii) Borrower has no outstanding equity or debt securities that are putable or redeemable at the option of the holder thereof, in each case in whole or in part, on or prior to September 14, 2006, all as determined by Agent in its Permitted Discretion.

                  "Test Date" shall have the meaning given such term in Annex I.

                  "Test Period" shall mean the trailing four (4) accounting quarters ending on the applicable Test Date as specified in this Agreement taken as one accounting period.

                   "Trademarks" shall mean all of Borrower's now existing or hereafter acquired right, title, and interest in and to: (i) all of Borrower's trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and all research and development relating to the foregoing; (ii) all renewals thereof; and (iii) all designs and general intangibles of a like nature.

                   "UCC" shall mean the Uniform Commercial Code as in effect in the State of Maryland from time to time.

                  "Unused Line Fee" shall have the meaning assigned to is in
Section 3.2.

                  "Value" shall mean, as determined by Agent in its Permitted Discretion, the lower of (i) cost, provided that cost shall not include inventory capitalization costs and other non-purchase price charges used in Borrower's calculation of the cost of goods sold, and (ii) market value at the lowest price offered to the public after all mark downs, in each case under (i) and (ii) after taking into account all discounts.

                  "Warehouse" shall mean the distribution center space in the Creekside Industrial Center in the Village of Obetz, Ohio that is leased by Borrower pursuant to the Warehouse Lease Agreement.

                  "Warehouse Lease Agreement" shall mean, both individually and collectively, (i) that certain Sublease Agreement dated June 18, 2002 between Borrower and 3PF.COM, Inc., and (ii) that certain Lease Agreement dated as of August 16, 2000 (as amended by an Amendment to Lease dated March 30, 2001) between 3PF.COM, INC. and Creekside III, LLC.



* Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                  "Weekly Borrowing Certificate" shall mean a Borrowing Base Certificate accompanied by the weekly reporting information and accompanying materials and documentation as set forth on the Borrowing Certificate, including, without limitation, (i) weekly internally prepared flash sales report and collections report in each case covering the prior week for Borrower, (ii) during the period from July 1 through December 31 of each year, inventory perpetual by warehouse, (iii) during the period from July 1 through December 31 of each year, listing of discontinued product inventory (coded C1) by warehouse and location, (iv) during the period from July 1 through December 31 of each year, calculation of ineligibles, (v) rollforward of inventory calculations and characterizations, including purchases, sales and costs of product sales, and
(vi) such other supporting documentation and information with respect to the foregoing and other figures and information in the Weekly Borrowing Certificate as Agent shall request in its Permitted Discretion, all of which shall be in form and substance satisfactory to Agent in its Permitted Discretion and based on a Sunday week-end.